CONFIDENTIAL/SUBJECT TO CONFIDENTIALITY AGREEMENT











                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                            BROWN-FORMAN CORPORATION
                                     SELLER

                                       AND

                               DEPARTMENT 56, INC.
                                      BUYER









                            DATED AS OF JULY 21, 2005


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                                TABLE OF CONTENTS


ARTICLE 1  CERTAIN DEFINITIONS....................................1
      1.1  Defined Terms..........................................1
      1.2  General Rules of Construction and Interpretation......10

ARTICLE 2  PURCHASE AND SALE OF STOCK............................11
      2.1  Sale..................................................11
      2.2  Purchase Price; Initial Payment.......................11
      2.3  Closing Working Capital Statement.....................12
      2.4  Settlement............................................13
      2.5  Expenses..............................................13

ARTICLE 3  CLOSING...............................................13
      3.1  Time and Place........................................13
      3.2  Simultaneous Actions..................................13
      3.3  Deliveries by Seller..................................13
      3.4  Deliveries by Buyer...................................14

ARTICLE 4  REPRESENTATIONS AND WARRANTIES REGARDING SELLER.......14
      4.1  Organization..........................................14
      4.2  Power.................................................15
      4.3  Authorization.........................................15
      4.4  Noncontravention......................................15
      4.5  Consents..............................................15
      4.6  Stock Ownership.......................................15
      4.7  Litigation............................................15
      4.8  Brokers...............................................16

ARTICLE 5  REPRESENTATIONS AND WARRANTIES REGARDING COMPANY......16
      5.1  Organization..........................................16
      5.2  Capitalization........................................16
      5.3  Company Subsidiaries..................................17
      5.4  Noncontravention......................................17
      5.5  Consents..............................................17
      5.6  Financial Statements..................................17
      5.7  Absence of Undisclosed Liabilities....................18
      5.8  Absence of Changes....................................18
      5.9  Real Property.........................................18
      5.10 Company Contracts.....................................19
      5.11 Litigation............................................20
      5.12 Compliance............................................20
      5.13 Environmental.........................................21
      5.14 Employment Matters....................................21
      5.15 Employee Benefit Plans................................22
      5.16 Intercompany Transactions.............................24
      5.17 Intellectual Property.................................24


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

      5.18 Ownership of Necessary Assets and Rights..............25
      5.19 Tax Matters...........................................25
      5.20 Products..............................................26
      5.21 No Other Representations or Warranties................26

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF BUYER...............27
      6.1  Organization..........................................27
      6.2  Power.................................................27
      6.3  Authorization.........................................27
      6.4  Noncontravention......................................27
      6.5  Consents..............................................27
      6.6  Investment Intent.....................................28
      6.7  Litigation............................................28
      6.8  Brokers...............................................28
      6.9  Financial Capability..................................28
      6.10 Environmental Audits..................................28
      6.11 Non-Reliance..........................................29

ARTICLE 7  COVENANTS OF THE PARTIES UNTIL CLOSING................29
      7.1  Conduct of Business Pending Closing...................29
      7.2  Negative Covenants....................................29
      7.3  Access................................................31
      7.4  Consents..............................................31
      7.5  HSR Act...............................................32
      7.6  Public Statements.....................................32
      7.7  Satisfaction of Company Debt..........................32
      7.8  Satisfaction of Conditions............................33
      7.9  No Sale...............................................33
      7.10 No Negotiations.......................................33

ARTICLE 8  CONDITIONS TO OBLIGATION OF BUYER.....................34
      8.1  Representations and Warranties........................34
      8.2  Performance of Agreements.............................34
      8.3  Approvals.............................................34
      8.4  Legal Matters.........................................35
      8.5  Material Adverse Effect...............................35
      8.6  Financing.............................................35

ARTICLE 9  CONDITIONS TO OBLIGATION OF SELLER....................35
      9.1  Representations and Warranties........................35
      9.2  Performance of Agreements.............................35
      9.3  Approvals.............................................35
      9.4  Legal Matters.........................................35
      9.5  Release of Guarantees.................................36

ARTICLE 10 TERMINATION...........................................36
      10.1 Termination...........................................36


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      10.2 Effect of Termination.................................36

ARTICLE 11 POST-CLOSING COVENANTS; TAX MATTERS...................37
      11.1 Access to Records.....................................37
      11.2 Further Assurances....................................37
      11.3 Tax Matters...........................................37
      11.4 Environmental Obligations.............................43
      11.5 Cash Sweep............................................44
      11.6 Confidentiality.......................................44
      11.7 Noncompete; Nonsolicit................................46
      11.8 Litigation Support....................................48
      11.9 Insurance.............................................48

ARTICLE 12 EMPLOYEE MATTERS COVENANTS............................48
      12.1 General...............................................48
      12.2 Welfare Plans.........................................49
      12.3 Severance Benefit.....................................51
      12.4 Omnibus Compensation Plans............................51

ARTICLE 13 INDEMNIFICATION.......................................51
      13.1 Survival..............................................51
      13.2 Indemnification.......................................52
      13.3 Third Party Claims....................................55
      13.4 Remedies Exclusive....................................56
      13.5 Recoveries............................................56
      13.6 Characterization......................................57

ARTICLE 14 MISCELLANEOUS.........................................57
      14.1 Expenses..............................................57
      14.2 Binding Effect........................................57
      14.3 Entire Agreement; Amendments..........................57
      14.4 Notices...............................................57
      14.5 Counterparts..........................................58
      14.6 Governing Law.........................................59
      14.7 Jurisdiction..........................................59
      14.8 Waivers...............................................59


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

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of July 21, 2005 by and between Brown-Forman Corporation, a Delaware corporation ("SELLER"); and Department 56, Inc., a Delaware corporation ("BUYER").

      WHEREAS, Seller owns all of the issued and outstanding capital stock of Lenox, Incorporated, a New Jersey corporation ("COMPANY"), which Buyer desires to purchase;

      WHEREAS, Company and Company Subsidiaries are engaged primarily in the business of designing, marketing and manufacturing dinnerware and silver flatware, collectibles and other tabletop and giftware products (the "BUSINESS," but excluding the UK Subsidiary and its business); and

      WHEREAS, this Agreement sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will acquire from Seller, all of the outstanding shares of capital stock of Company (the "SHARE PURCHASE");

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

                                   ARTICLE 1
                              CERTAIN DEFINITIONS

     1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

      "338(H)(10) ELECTIONS" is defined in Section 11.3.

      "ADJUSTMENT AMOUNT" is defined in Section 2.2.

      "AFFILIATE" means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

      "AGREEMENT" is defined in the preamble.

      "ARBITRATOR" is defined in Section 2.3.

      "BALANCE SHEET" and "BALANCE SHEET DATE" are defined in Section 5.6.

      "BASE CONSIDERATION" is defined in Section 2.2.

      "BASKET" is defined in Section 13.2.

      "BUSINESS" is defined in the preamble.


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

      "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks in Louisville, Kentucky are authorized or obligated by Law to close.

      "BUYER" is defined in the preamble.

      "BUYER DAMAGES" is defined in Section 13.2.

      "BUYER MATERIAL ADVERSE EFFECT" means any change, effect, event or occurrence that is materially adverse to the business, results of operations or financial condition of Buyer and Buyer's subsidiaries, viewed as a whole, or on Buyer's ability to consummate the transactions contemplated hereby; provided however, that none of the following (nor the effects thereof) shall be deemed, individually or in the aggregate, to constitute, and none of the following (nor the effects thereof) shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect:

           (a) this Agreement, the transactions contemplated by this Agreement or the announcement thereof;

           (b) changes or conditions affecting the United States economy or financial markets or foreign economies or financial markets;

           (c) changes in or developments in any industry in which Buyer or any Buyer subsidiary operates or changes in customer demand, including seasonal changes (provided that Buyer is not disproportionately affected thereby as compared to its peer companies); or

           (d) changes or conditions resulting from political or regulatory conditions, acts of war, terrorism, escalation of hostilities or earthquakes or other natural occurrences.

      "BUYER PARTIES" means, collectively, Buyer and its officers, directors, employees, subsidiaries, Affiliates (including Company and Company Subsidiaries from and after the Closing) and their respective successors and permitted assigns.

      "BUYER TAX INDEMNITEE" is defined in Section 11.3.

      "BUYER'S ACCOUNTANTS" is defined in Section 2.3.

      "BUYER'S NOTICE" is defined in Section 2.3.

      "CAP AMOUNT" is defined in Section 13.2.

      "CAUSE" means (a) conviction of the applicable employee for committing a felony under federal law or the law of the state in which such action occurred,
(b) dishonesty or gross negligence in the course of fulfilling the applicable employee's employment duties, or (c) willful and deliberate failure on the part of the applicable employee to perform his or her employment duties in any material respect.


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

      "CLAIM" is defined in Section 13.3.

      "CLOSING" means the closing of the transactions contemplated by this Agreement as described in Article 3.

      "CLOSING DATE" means the date on which the Closing actually occurs.

      "CLOSING WORKING CAPITAL STATEMENT" is defined in Section 2.3.

      "COBRA  COVERAGE"  means  the  continuation  coverage  requirements  under
Section 4980B of the Code and Part 6 of Title I of ERISA.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMITMENT LETTER" is defined in Section 6.9.

      "COMPANY" is defined in the preamble.

      "COMPANY CONTRACTS" means the Contracts set forth on Section 5.10 of the Disclosure Schedule (and additional Contracts entered into after the date hereof which would be required to be identified in Section 5.10 of the Disclosure
Schedule if they were in effect on the date hereof).

      "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event or occurrence that is materially adverse to the business, results of operations or financial condition of Company and Company Subsidiaries, viewed as a whole; provided however, that none of the following (nor the effects thereof) shall be deemed, individually or in the aggregate, to constitute, and none of the following (nor the effects thereof) shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

           (a) this Agreement, the transactions contemplated by this Agreement or the announcement thereof, including disclosure of the fact that Buyer is the prospective buyer of Company;

           (b) Buyer's announcement or other disclosure of its plans or intentions with respect to the conduct of the Business;

           (c) changes, conditions, events, effects or occurrences affecting the United States economy or financial markets or foreign economies or financial markets;

           (d) changes, conditions, events, effects or occurrences in or developments in any industry in which Company or any Company Subsidiary operates or changes in customer demand, including seasonal changes (provided that the Business is not disproportionately affected thereby as compared to its peer companies);


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

           (e) changes, conditions, events, effects or occurrences resulting from political or regulatory conditions, acts of war, terrorism, escalation of hostilities or earthquakes or other natural occurrences;

           (f) changes, conditions, events, effects or occurrences to the extent predominantly arising from any action taken by Buyer or any of its Affiliates;

           (g) any change, condition, occurrence, effect or event resulting from Buyer's refusal to consent to Company or a Company Subsidiary taking any action otherwise prohibited by Section 7.2; or

           (h)  any change in Laws or GAAP accounting rules.

      "COMPANY PLAN" is defined in Section 5.15.

      "COMPANY SUBSIDIARY" means each entity listed on Section 5.3 of the Disclosure Schedule, provided, however, that such term does not include the UK Subsidiary.

      "CONFIDENTIAL INFORMATION" is defined in Section 11.6.

      "CONFIDENTIALITY AGREEMENT" means the letter agreement dated as of March 2, 2005, entered into between Seller and Buyer.

      "CONTRACT" means any written contract, lease, undertaking, agreement or other arrangement to or under which Company or any Company Subsidiary is legally bound, including any and all amendments and modifications thereto.

      "DISCLOSURE SCHEDULE" is defined at the beginning of Article 4.

      "EMPLOYEE BENEFICIARIES" is defined in Section 12.1.

      "ENCUMBRANCE" means any mortgage, pledge, claim, security interest, encumbrance, lien, assessment, conditional sale or other title retention agreement, whether consensual, statutory or otherwise.

      "ENVIRONMENTAL CLAIM" means any Proceeding seeking Environmental Damages or an order, injunction or similar relief against Company or any Company Subsidiary by any Person, arising out of, based on, or resulting from any actual or threatened (a) release or disposal, or the presence in the environment, of any Hazardous Substances by Company or any Company Subsidiary at any location,
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by Company or any Company Subsidiary or (c) exposure to any Hazardous Substances caused by Company or any Company Subsidiary.

      "ENVIRONMENTAL DAMAGES" means any and all liabilities, costs and expenditures (including any fees and expenses of attorneys and of environmental consultants or engineers, and any fees, fines, penalties or charges imposed by a Governmental Body) incurred in connection with (i) any violation or alleged violation of Environmental Laws, or (ii) the defense, Remediation or other required response to any Release of Hazardous Materials.

      "ENVIRONMENTAL LAWS" means all applicable Laws as in effect as of the date hereof (a) related to Releases or threatened Releases of any Hazardous Substances in soil, surface water, groundwater or air, (b) governing the use, treatment, storage, disposal, transport, or handling of Hazardous Substances, or
(c) related to the protection of the environment, human health or natural resources. Such Environmental Laws include the Resource Conservation and
Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, and their respective state and local counterparts.

      "ENVIRONMENTAL   SITES"  means  such  Properties  of  Company  or  Company
Subsidiaries and other locations as are set forth at Section 5.13 of the Disclosure Schedule.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

      "FINANCIAL STATEMENTS" is defined in Section 5.6.

      "FORM 8023" is defined in Section 11.3.

      "FORM 8883" is defined in Section 11.3.

      "GAAP" means, as of any date, generally accepted accounting principles in the United States as in effect on such date.

      "GOVERNMENTAL AUTHORIZATIONS" is defined in Section 5.12.

      "GOVERNMENTAL BODY" means any United States or foreign, national, multinational, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court or self-regulatory organization, tribunal or judicial or arbitral body and any instrumentality of any of the foregoing.

      "HAZARDOUS SUBSTANCE" means all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including all oil and petroleum of any kind and in any form, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any applicable Environmental Law.


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

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "INCOME TAXES" means U.S. federal, state or local net income or capital gain Taxes, together with any interest or penalties imposed with respect thereto.

      "INDEMNIFIED PARTY" is defined in Section 13.3.

      "INDEMNIFYING PARTY" is defined in Section 13.3.

      "INITIAL PAYMENT" is defined in Section 2.2.

      "INTELLECTUAL PROPERTY" means all of the following owned or used by Company or any Company Subsidiary in the operation of their business:

           (a) United States and foreign trademarks, service marks and trademark and service mark registrations and applications, trade names, logos, trade dress and slogans, and all goodwill related to the foregoing;

           (b) patent applications, patents, inventions, improvements, know-how, formula methodology, research and development, business methods, processes, technology and software in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions;

           (c)  trade secrets;

           (d) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing, other original works of authorship and all moral rights related thereto; and

           (e) Internet web sites, web pages, domain names and applications and registrations pertaining thereto (excluding any third-party websites linked to or from the websites of Company).

      "KNOWLEDGE OF SELLER" means such facts and other information that, as of the date of this Agreement, are known to any of the individuals set forth in
Section 1.1A of the Disclosure Schedule after review of this Agreement, including the Disclosure Schedule.

      "LAW" means any law, statute, ordinance, regulation, judgment, order, award or other decision or requirement of any Governmental Body.

      "LEASED PROPERTIES" means any real property that is leased by Company or any Company Subsidiary.

      "LIST" means the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or any other list, official record or determination made by any Governmental Entity schedule log, inventory or record maintained by any Governmental Entity identifying any sites at which there has been a Release of Hazardous Materials.


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

      "LOSSES" is defined in Section 13.2.

      "MULTIEMPLOYER  PLAN" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

      "MULTIPLE EMPLOYER PLAN" means any Plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

      "OTHER ANTITRUST REGULATIONS" is defined in Section 7.4.

      "OTHER PARTY" is defined in Section 11.7.

      "OTHER TAXES" means any Taxes other than Income Taxes.

      "OWNED PROPERTIES" means any real property that is owned in fee simple by Company or any Company Subsidiary.

      "PERMITS" is defined in Section 5.13.

      "PERMITTED ENCUMBRANCES" means

           (a) Encumbrances for Taxes (and assessments and other governmental charges or levies) not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings;

           (b) mechanics', builders', workmen's, repairmen's, warehousemen's, landlord's, carriers' or other like Encumbrances (including Encumbrances created by operation of law) with respect to which Company or any Company Subsidiary is not in default in payment or which are being contested by Company or a Company Subsidiary in good faith;

           (c)  Encumbrances  in  respect  of  easements,   permits,   licenses,
                right-of-way,   restrictive   covenants  or   encroachments   or
                irregularities in, and other similar exceptions to title;

           (d)  zoning,   entitlement,   building,   planning,   land   use  and
                environmental restrictions or regulations and other Laws;

           (e) Encumbrances with respect to debt or other liabilities that are reflected on the Balance Sheet;

           (f) such other imperfections in title, easements, charges, restrictions and Encumbrances which do not materially detract from, materially diminish the value of or materially interfere with the present use of the affected property; and

           (g)  Encumbrances consented to by Buyer.


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

      "PERSON" means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Body, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

      "PLAN" is defined in Section 5.15.

      "PROCEEDING" means any suit, proceeding, action, arbitration, complaint, decree or lawsuit before or involving any third party or Governmental Body.

      "PROPERTIES" means the Leased Properties and the Owned Properties, collectively.

      "PROPOSED ADJUSTMENT" is defined in Section 2.3.

      "PURCHASE PRICE" is defined in Section 2.2.

      "QUALIFIED PLAN" is defined in Section 5.15.

      "QUALIFYING TERMINATION" shall mean a termination of the employment of a Company employee

           (a)  if  terminated  by  Buyer  or  its  Affiliates,   other  than  a
                termination for Cause; or,

           (b) if terminated by the Company employee following a reduction in base salary or a required relocation that would move such Company employee's principal place of employment by more than 50 miles.

      "RELEASE" means the spilling, leaking, disposing,  discharging,  emitting,
depositing,   ejecting,   leaching,  escaping  or  any  other  release,  whether
intentional or unintentional, of any Hazardous Material.

      "REMEDIATION" means any investigative, response, removal, remedial, treatment, cleanup, disposal, monitoring and other corrective actions with respect to environmental matters, including the Release of any Hazardous Material.

      "REPORTS" is defined in Section 5.13.

      "SELLER" is defined in the preamble.

      "SELLER DAMAGES" is defined in Section 13.2.

      "SELLER GROUP" means Seller and any subsidiary of Seller, other than Company or any Company Subsidiary.

      "SELLER PARTIES" means, collectively, Seller, its Affiliates (including, prior to Closing, Company and the Company Subsidiaries), their respective officers, directors and employees, and their respective successors and permitted assigns.

      "SELLER RESTRICTED BUSINESS" is defined in Section 11.7.


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

      "SELLER TAX INDEMNITEE" is defined in Section 11.3.

      "SELLER'S ACCOUNTANTS" is defined in Section 2.3(b).

      "SHARE PURCHASE" is defined in the preamble.

      "SHARES" is defined in Section 2.1.

      "SUBSIDIARY" means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities or interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

      "SURVIVAL DATE" is defined in Section 13.1.

      "SURVIVING ENTITY" is defined in Section 11.7.

      "TAX" OR "TAXES" means

           (a)  all taxes,  levies or other  assessments  of any kind or nature, including U.S., state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, transfer taxes, sales and use taxes, business and occupation taxes, license taxes, property taxes, VAT, custom duties or imposts, stamp taxes, excise taxes, payroll taxes, employment taxes, estimated taxes, severance taxes, occupancy taxes, intangible taxes and capital taxes;

           (b) any interest or penalties, additions to tax or additional amounts imposed in connection with any item described in the foregoing clause (a) or the failure to comply with any requirement imposed with respect to any Tax Return; and

           (c) any obligation with respect to Taxes described in the foregoing clause (a) or (b) payable by reason of being a successor or indemnitor or by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation ss.1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

      "TAX AFFILIATES" is defined in Section 5.19.

      "TAX BENEFIT" means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item, net of any tax detriment associated therewith.

      "TAX ITEM" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

      "TAX PROCEEDING" means any Tax audit, contest, litigation, defense or other proceeding with or against any Taxing Authority.

      "TAX RETURN" OR "RETURN" means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

      "TAXING AUTHORITY" means any Governmental Body exercising any authority to impose, regulate, or administer the imposition of Taxes.

      "THRESHOLD AMOUNT" is defined in Section 13.2.

      "TRANSITION SERVICES AGREEMENT" means the agreement referred to in Section 3.3(c).

      "TREASURY REGULATION" means the regulations promulgated under the Code by the United States Department of Treasury.

      "UK SUBSIDIARY" means Brooks & Bentley Limited, an English private company limited by shares.

      "WELFARE BENEFITS" shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).

      "WELFARE PLAN" shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA.

      "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     1.2 GENERAL RULES OF CONSTRUCTION AND INTERPRETATION.

          (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) Any reference to a particular gender shall be deemed to include all other genders unless the context otherwise requires.

          (d) Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (e) Unless an express reference is made to a different document, all references to a Section or Article will be understood to refer to the indicated Section or Article of this

Agreement, and all references to a Schedule or Exhibit will be understood to refer to the indicated Schedule or Exhibit to this Agreement.

          (f) Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

          (g) In the event of an alleged ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (h) The word "will" shall be construed to have the same meaning and effect as the word "shall."

          (i) The Disclosure Schedule, and all other Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Disclosure Schedule or any other Schedule or any Exhibit but not otherwise defined therein shall have the meaning defined in this Agreement.

                                   ARTICLE 2
                           PURCHASE AND SALE OF STOCK

     2.1 SALE. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the issued and outstanding capital stock of Company, consisting of 1000 shares of Common Stock, par value $1 per share (the "SHARES"), free and clear of all Encumbrances.

     2.2  PURCHASE PRICE; INITIAL PAYMENT.

          (a) The purchase price (the  "PURCHASE  PRICE") to be paid by Buyer to
Seller  for  the  Shares   shall  be  One   Hundred   Ninety   Million   Dollars
($190,000,000.00) (the "BASE CONSIDERATION") plus the Adjustment Amount.

          (b) The "ADJUSTMENT AMOUNT" (which may be a positive or negative number) will be equal to the working capital of Company and the Company Subsidiaries as determined from the Closing Working Capital Statement prepared in accordance with Section 2.3, minus Ninety Six Million Nine Hundred Thousand Dollars ($96,900,000.00).

          (c) At Closing, Buyer will deliver to Seller, as an initial payment (the "INITIAL PAYMENT") of the Purchase Price, an amount equal to (i) Seller's estimate of the Adjustment Amount, estimated on the basis of the interim unaudited balance sheet of Company and Company Subsidiaries as at the end of the most recently ended month for which such balance sheet is available at Closing, estimated as though the end of such month were the Closing Date, plus (ii) the Base Consideration.

     2.3 CLOSING WORKING CAPITAL STATEMENT.

          (a) As promptly as practicable following the Closing, but not later than 60 days thereafter, Seller shall

               (1) prepare and deliver to Buyer a statement of the consolidated current assets and current liabilities of Company and the Company Subsidiaries as of the close of business on the last business day immediately preceding the Closing Date, including a calculation of the Adjustment Amount (the "CLOSING WORKING CAPITAL STATEMENT"), which shall be prepared in accordance with SCHEDULE 2.3 attached hereto; and

               (2) deliver to Buyer a report of PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm selected by Seller ("SELLER'S ACCOUNTANTS") stating that the Closing Working Capital Statement has been prepared in accordance with SCHEDULE 2.3.

          (b) Buyer may cause another independent public accounting firm selected by Buyer ("BUYER'S ACCOUNTANTS"), to conduct a review of the Closing Working Capital Statement. Representatives of Buyer and Buyer's Accountants shall have reasonable access to all journal entries and other records used by Seller in its preparation of the Closing Working Capital Statement. Within 45 days after Buyer's receipt of the Closing Working Capital Statement and report of Seller's Accountants, Buyer shall deliver written notice (the "BUYER'S NOTICE") to Seller either (i) stating that Buyer accepts the Closing Working Capital Statement or (ii) describing in reasonable detail, including the nature and amount thereof, each adjustment (a "PROPOSED ADJUSTMENT") that Buyer proposes be made to the Closing Working Capital Statement; PROVIDED, HOWEVER, that Buyer's Notice of any Proposed Adjustment shall not be effective unless accompanied by a special report of Buyer's Accountants stating that each such Proposed Adjustment is required to be made in order for the Closing Working Capital Statement to have been prepared in accordance with SCHEDULE 2.3. Furthermore, the Closing Working Capital Statement shall not be subject to any adjustment unless the aggregate amount of all such adjustments as finally determined exceeds $300,000; PROVIDED, that, if such adjustments exceed $300,000, then the final amount of such adjustments (and not merely the excess over $300,000) shall be included in the Closing Working Capital Statement and the final determination of the Adjustment Amount. If Seller has not received Buyer's Notice within such 45-day period, Buyer shall be deemed to have accepted the amount of the working capital and the calculation of the Adjustment Amount set forth in the Closing Working Capital Statement.

          (c) If Buyer's Notice contains any Proposed Adjustment, then Buyer and Seller shall negotiate in good faith to resolve such Proposed Adjustment in accordance with this Agreement, PROVIDED that if the parties have not resolved all Proposed Adjustments within 30 days following Seller's receipt of Buyer's Notice, then Buyer and Seller shall engage Ernst & Young LLP (provided it is not serving as Buyer's Accountants) or another mutually acceptable firm of independent public accountants of nationally recognized reputation (the "ARBITRATOR"). The Arbitrator shall act as an arbitrator to determine only those Proposed Adjustments still in dispute and the resulting computation of the Adjustment Amount, which determination shall be made in accordance with the terms of this Agreement, rendered within 60 days of the Arbitrator's engagement, and shall be final and binding on all parties.

     2.4 SETTLEMENT. Within five business days following the final determination of the Adjustment Amount in accordance with Section 2.3 above, whether by agreement or deemed agreement of the parties or by the Arbitrator:

          (a) if the Purchase Price is more than the Initial Payment, Buyer shall deliver to Seller immediately available funds in an amount equal to the difference between the Purchase Price and the Initial Payment plus interest on such amount at the rate of 4.5% per annum from the Closing Date to, but not including, the date of payment; or

          (b) if the Initial Payment is more than the Purchase Price, Seller shall deliver to Buyer immediately available funds in an amount equal to the difference between the Initial Payment and the Purchase Price plus interest on such amount at the rate of 4.5% per annum from the Closing Date to, but not including, the date of payment.

     2.5 EXPENSES. All expenses relating to the work to be performed by Buyer's Accountants as contemplated by Section 2.3 shall be borne by Buyer, all expenses relating to the work to be performed by Seller's Accountants as contemplated by
Section 2.3 shall be borne by Seller, and all expenses relating to the work, if any, to be performed by the Arbitrator in accordance with Section 2.3 to resolve disputes shall be borne equally by Buyer and Seller.

                                   ARTICLE 3
                                    CLOSING

     3.1 TIME AND PLACE. The Closing shall take place at the offices of Seller, Louisville, Kentucky at 10:00 a.m., Louisville, Kentucky time, on the second business day after the date on which all of the conditions to the Closing (other than those that by their terms are to be satisfied at Closing) set forth in
Article 8 and Article 9 have been satisfied or waived, or on such other date and at such other time and place as Seller and Buyer may mutually agree.

     3.2 SIMULTANEOUS ACTIONS. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

     3.3 DELIVERIES BY SELLER. On or before the Closing Date, Seller will deliver to Buyer the following:

          (a) a certificate, dated the Closing Date, executed by Seller, certifying that the conditions to Buyer's obligation to consummate the Closing under Sections 8.1 and 8.2 have been satisfied;

          (b) the original certificate(s) evidencing the Shares accompanied by duly executed stock transfer power(s) and any other documents necessary to transfer to Buyer good title to the Shares;

          (c) the Transition Services Agreement, duly executed by Seller and Company, in the form of EXHIBIT 3.3(C);

          (d) an assignment to Buyer of Seller's rights with respect to confidentiality agreements signed by other prospective purchasers of Company;

          (e) a certificate of good standing for Company and a certified copy of the Certificate of Incorporation of Company issued by the Secretary of State of New Jersey, as of a recent date; and

          (f) resignations of all members of the board of directors of Company, to the extent received by Seller at or prior to Closing.

     3.4 DELIVERIES BY BUYER. On or before the Closing Date, Buyer will deliver to Seller the following:

          (a) a certificate, dated the Closing Date, executed by Buyer, certifying that the conditions to Seller's obligation to consummate the Closing under Sections 9.1 and 9.2 have been satisfied;

          (b) the Initial Payment, by wire transfer of immediately available funds in United States currency to an account or accounts designated in writing by Seller; and

          (c) the Transition Services Agreement, duly executed by Buyer, in the form of EXHIBIT 3.3(C).

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

      Simultaneously with the execution of this Agreement by Seller, Seller is delivering to Buyer a disclosure schedule (the "DISCLOSURE SCHEDULE") with numbered sections corresponding to sections in this Agreement. Any matter disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to the extent that such disclosure is reasonably apparent to be applicable to such other sections, notwithstanding the reference to a particular section or subsection. The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgement that such information is required to be set forth therein or that such information is material or that such information constitutes or would reasonably be expected to constitute a Company Material Adverse Effect.

      EXCEPT AS SET FORTH IN THE DISCLOSURE SCHEDULE, SELLER REPRESENTS AND WARRANTS TO BUYER AS FOLLOWS:

     4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 POWER. Seller has all requisite corporate power and authority to own the Shares and to enter into this Agreement, to perform its obligations hereunder, and to consummate the sale of the Shares and other transactions contemplated by this Agreement.

     4.3 AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     4.4 NONCONTRAVENTION. Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will:

          (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Seller;

          (b) cause a default, or result in a material breach or give rise to any right of termination, cancellation, or acceleration under any material agreement or other material obligation to which Seller is a party, except for such matters as would not reasonably be expected to result in a material adverse effect upon the ability of Seller to perform its obligations under this Agreement;

          (c) assuming compliance with the HSR Act, violate any Law, order of any Governmental Body or Governmental Authorization applicable to Seller, except as would not reasonably be expected to result in a material adverse effect upon the ability of Seller to perform its obligations under this Agreement; or

          (d) result in the creation of any Encumbrance upon the Shares held by Seller.

     4.5 CONSENTS. No consent or approval by, or notification of or filing with, any Governmental Body is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement, or the consummation by Seller of the transactions contemplated hereby, except for compliance with the HSR Act and except for any such consent, approval, notification or filing the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect upon Seller's ability to perform its obligations under this Agreement.

     4.6 STOCK OWNERSHIP. Seller has, and agrees to transfer to Buyer at Closing, good and valid title to the Shares, free and clear of all Encumbrances, options, restrictions on transfer or rights of refusal. No Person owns or has any beneficial interest in any of the Shares except Seller. Seller has not transferred or assigned, or entered into any agreement to transfer or assign, any of the Shares or any of the voting rights or dividend rights pertaining thereto.

     4.7 LITIGATION. No Proceeding has, as of the date of this Agreement, been commenced or, to the Knowledge of Seller, threatened against Seller that challenges the validity of this Agreement or the transactions contemplated hereby or that would reasonably be expected to have the effect of preventing, materially delaying, materially impairing or making illegal the transactions contemplated, or have a material adverse effect on Seller's ability to perform its obligations under this Agreement.

     4.8 BROKERS. Neither Seller nor Company has employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement which would be entitled to a fee or commission in connection with such transactions, except for any broker, finder or investment banker whose fees or commissions shall be the sole responsibility of Seller.

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

      EXCEPT AS SET FORTH IN THE DISCLOSURE SCHEDULE, SELLER REPRESENTS AND WARRANTS TO BUYER AS FOLLOWS:

     5.1 ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business as now being conducted. Company is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it, except where the failure to be so qualified or be in good standing would not result in a Company Material Adverse Effect.

     5.2 CAPITALIZATION. The entire authorized capital stock of Company consists of 2000 shares of Common Stock, par value $1 per share, and 1000 shares of Preferred Stock, par value $5 per share. There are currently issued and outstanding only the Shares, which are all duly authorized, validly issued, fully paid and nonassessable. There is no:

          (a) outstanding security convertible into or exchangeable for capital stock of Company;

          (b) option, warrant, put, call or other right to purchase or subscribe to capital stock of Company;

          (c) stock restriction agreement, or contract, commitment or agreement of any kind relating to the issuance or disposition of Company capital stock or the issuance or disposition of any security convertible into or exchangeable for Company capital stock; or

          (d) registration rights agreement, voting trust, proxy or other agreement or restriction on transfer with respect to the Shares.

The Shares are all duly authorized, validly issued, fully paid and non-assessable, and in certificated form, and have been offered, sold and issued by Company in compliance with all applicable securities and corporate Laws, agreements or contracts applicable to Company and Company's Certificate of Incorporation and Bylaws, and in compliance with any preemptive rights, rights of first refusal or other rights. The consummation of the Share Purchase will convey to Buyer good and valid title to the Shares, of record and beneficially, free and clear of all Encumbrances, except for those created by Buyer or arising out of ownership of the Shares by Buyer.

     5.3 COMPANY SUBSIDIARIES. All entities of which Company owns, directly or indirectly, any capital stock, together with the jurisdiction of incorporation, are set forth at Section 5.3 of the Disclosure Schedule. Such entities are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, have all requisite corporate power and authority to own, lease and operate their respective material properties and to carry on their respective businesses as now being conducted, and are duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by such entities or the nature of the business conducted by such entities, except where the failure to be so qualified or be in good standing would not result in a Company Material Adverse Effect. Company owns all of the issued and outstanding capital stock of each such entity free and clear of all Encumbrances, options, restrictions on transfer and rights of refusal other than Permitted Encumbrances.

     5.4 NONCONTRAVENTION. Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller or Company with any of the provisions hereof will:

          (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Company or any Company Subsidiary;

          (b) except as would not reasonably be expected to result in a Company Material Adverse Effect, cause a default, or result in a breach or give rise to any right of termination, cancellation, or acceleration under any Company Contract or other material obligation to which Company or any Company Subsidiary is a party, or by which Company or any Company Subsidiary or any of their respective material properties or assets is or may be bound or benefited; or

          (c) except as would not reasonably be expected to result in a Company Material Adverse Effect and except for compliance with the HSR Act, violate any Law applicable to Company or any Company Subsidiary.

     5.5 CONSENTS. Except for compliance with the HSR Act or as would not reasonably be expected to result in a Company Material Adverse Effect, no consent or approval by, or notification of or filing with, any Governmental Body is required to be obtained or made by Company or any Company Subsidiary in connection with the execution, delivery and performance by Seller of this Agreement, or the consummation of the transactions contemplated hereby.

     5.6 FINANCIAL STATEMENTS.

          (a) Seller has delivered to Buyer true and complete copies of the audited consolidated balance sheets of Company and Company Subsidiaries as of April 30, 2005 (the "BALANCE SHEET DATE", with the consolidated balance sheet as of such date being referred to as the "BALANCE SHEET"), and April 30, 2004, with the Company's investment in the UK Subsidiary accounted for under the equity method, and the related statements of operations, stockholder's equity and cash flow for the fiscal years then ended (collectively, the "FINANCIAL STATEMENTS").

          (b) The Financial Statements

               (1) have been prepared based on the books and records of Company and Company Subsidiaries;

               (2) have been prepared in accordance with GAAP (in effect as of the respective dates thereof), consistently applied, in all material respects, except that the UK Subsidiary has been accounted for under the equity method, and except that the stock option expense for the Company employees participating in the Brown-Forman Corporation Omnibus Compensation Plan for the periods ended April 30, 2005 and 2004, and the associated disclosures required by Statement of Financial Accounting Standard Number 123, Accounting for Stock-Based Compensation, as amended, have been omitted from the Financial Statements; and

               (3) present fairly in all material respects the financial position of Company and Company Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations, changes in stockholder's equity and cash flows for the periods covered thereby.

     5.7 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities or obligations of Company or any Company Subsidiary (whether accrued, absolute, contingent, unliquidated or otherwise), in each case to the extent required by GAAP to be disclosed or reserved against in the Financial Statements, other than those that (a) are accrued, reflected, disclosed or reserved against in the Financial Statements, (b) have arisen in the ordinary course of business since the Balance Sheet Date, (c) were incurred pursuant to the transactions contemplated by this Agreement, (d) were discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) would not reasonably be expected to result in a Company Material Adverse Effect.

     5.8 ABSENCE OF CHANGES. Since the Balance Sheet Date, Company's business has operated in all material respects in the ordinary course and consistent with past practice, and there has not been any Company Material Adverse Effect.

     5.9 REAL PROPERTY.

          (a) Section 5.9 of the Disclosure Schedule sets forth a true and complete list of the addresses of all Properties (identifying those that are Owned Properties and those that are Leased Properties) that are owned, used by or occupied by and, in each case, material to the operations of Company and the Company Subsidiaries, taken as a whole.

          (b) Company has valid title in fee simple to all of the Owned Properties and valid leasehold interests in all Leased Properties, in each case free and clear of any Encumbrance, except for Permitted Encumbrances.

          (c) Neither Seller nor Company has received written notice with respect to any Owned Property or to any Leased Property in either case that is material to the operation of Company and the Company Subsidiaries taken as a whole:

               (1) that any building or structure thereon, any equipment therein or the operation or maintenance thereof violates any Law in any material respect (including applicable zoning ordinances);

               (2) that any building or other improvement owned by Company encroaches upon property of others or encroaches over applicable setback lines in a way that would be material to the operation of such building or improvement; or

               (3)   that any condemnation proceeding is pending or threatened.

          (d) Except as would not reasonably be expected to result in a Company Material Adverse Effect:

               (1) neither Company nor any Company Subsidiary is in default under any lease for any Leased Property and there are no events which with the passage of time or the giving of notice or both would constitute a default by Company or a Company Subsidiary under any such lease; and

               (2) there are no outstanding written notices of breach or default given to Company or a Company Subsidiary by any party to any such lease that remains uncured.

     5.10 COMPANY CONTRACTS. Section 5.10 of the Disclosure Schedule sets forth a true and complete list of the following Contracts to which Company or a Company Subsidiary is a party:

          (a) material distributor, dealer, advertising, agency, sales representative or similar material Contracts relating to the marketing or sale of Company's products (excluding customer purchase orders accepted in the ordinary course of business);

          (b) Contracts in amounts in excess of $500,000 for the future purchase or lease by Company or a Company Subsidiary of material, supplies, equipment, services or finished products purchased for resale;

          (c) Contracts having a term exceeding one year or involving amounts in excess of $500,000 for the future sale of products by Company or a Company Subsidiary;

          (d) collective bargaining agreements with any labor union;

          (e) Contracts for the employment of any officer, director or employee, or any other material Contracts with or commitments to any officer, director or employee;

          (f) Material joint venture, partnership, design or license agreements;

          (g) indenture, mortgage, promissory note, loan agreement, reimbursement agreement, guaranty, or other Contract or commitment for the borrowing of money, for a line of credit or letter of credit, or for a leasing transaction of a type required to be capitalized in accordance with FASB Statement of Financial Accounting Standards No. 13;

          (h)   agreement  for  the  sale  of  assets  of  Company  and  Company
Subsidiaries, which assets have a book value of $500,000 or more in the aggregate, other than sales of inventory in the ordinary course of business;

          (i) all product licensing Contracts in which Company has guaranteed an annual obligation of $500,000 or more; and

          (j) all Contracts or commitments for capital expenditures with respect to which the remaining unpaid balance exceeds $500,000.

Neither Company nor any Company Subsidiary (i) is in breach or default with respect to any material term of any Company Contract and, to the Knowledge of Seller, no other party to any Company Contract is in breach or default with respect to any material term of any Company Contract, or (ii) has received any written notice since January 1, 2005 of any breach or default with respect to any Company Contract which remains uncured.

     5.11 LITIGATION. Section 5.11 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all: (a) Proceedings pending or, to the Knowledge of Seller, threatened against Company or a Company Subsidiary, which
(i) if resolved unfavorably to Company or any Company Subsidiary, is reasonably likely to result in payments by Company or Company Subsidiary in excess of $500,000, (ii) would materially adversely affect the ability of Seller or Company to consummate the transactions contemplated by this Agreement, (iii) would materially adversely affect the ability of Buyer to operate the Business following the Closing in substantially the same manner as operated by Company prior to the Closing, or (iv) involve or relate to any trade practices of Company, including any pricing, promotion, rebate, discount, commission, allocation, merchandising practice or territorial restriction; and (b) judgments, decrees, injunctions or orders of any Governmental Body having a material continuing effect against Company or a Company Subsidiary.

     5.12 COMPLIANCE.

          (a) Company and each Company Subsidiary is in compliance with, and has not received any written notice of any violation of, applicable Laws (including the U. S. Foreign Corrupt Practices Act and applicable import and export Laws), except, in each case, for such non-compliance or violations as would not result in a Company Material Adverse Effect.

          (b) Except as would not result in a Company  Material  Adverse Effect,
(i) Company and the Company Subsidiaries have all governmental licenses and permits necessary in the conduct of their business as currently conducted ("GOVERNMENTAL AUTHORIZATIONS"), which Governmental Authorizations are in full force and effect, and (ii) no violations are outstanding or uncured with respect to any such Governmental Authorizations and, as of the date hereof, no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke any of them.

     5.13 ENVIRONMENTAL.

          (a) Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 5.13 shall be deemed to contain the only representations and warranties in this Agreement or arising out of the transactions contemplated by this Agreement with respect to Environmental Laws, Hazardous Substances, Environmental Claims, the environment or workplace health and safety. Section 5.13(a) of the Disclosure Schedule lists each Environmental Site with respect to which Company has incurred costs to investigate, remediate or settle Environmental Claims that are, to Seller's Knowledge, not fully resolved or has received notification of potential Environmental Claims against Company or any Company Subsidiary.

          (b) Seller has provided Buyer true and complete copies of the environmental reports listed in Section 5.13(b) of the Disclosure Schedule (which, together with the environmental audits obtained by Buyer as referred to in Section 6.10, are collectively referred to as the "REPORTS"). To the Knowledge of Seller and except as set forth in the Reports, since May 1, 2003 there has been no storage, disposition, generation, treatment, Release or discharge of any Hazardous Substance by Company or any Company Subsidiary, in any manner or at a level that is in violation of applicable Environmental Laws in any material respect, on, in, under, about or from the Properties or the land and buildings on and in which Company or the Company Subsidiaries previously conducted their operations.

          (c) To the Knowledge of Seller and except as set forth in the Reports, Company and each Company Subsidiary is in compliance in all material respects with all Environmental Laws and since May 1, 2003 has not received written notice of any unresolved potential liability with respect to any Environmental Law that would be material to the conduct of Company's business.

          (d) Except as set forth in the Reports or Section 5.11 of the Disclosure Schedule, there is no material Environmental Claim pending or, to the Knowledge of Seller, threatened against Company or any Company Subsidiary or otherwise relating to any of the Properties. Section 5.13(d) of the Disclosure Schedule sets forth insurance settlement and PRP agreements related to Environmental Sites to which Company or a Company Subsidiary is a party.

          (e) Each of Company and the Company Subsidiaries have obtained all permits, licenses and approvals ("PERMITS") relating to the Environmental Laws necessary for its operation, except as would not have a Company Material Adverse Effect.

     5.14 EMPLOYMENT MATTERS.

          (a) To the Knowledge of Seller, Company and the Company Subsidiaries are in material compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. There is no material labor strike or work stoppage pending or, to the Knowledge of Seller, threatened involving Company or any Company Subsidiary. There is no material unfair labor practice complaint against Company or any Company Subsidiary pending before the National Labor Relations Board or other Governmental Body. To the Knowledge of Seller, there are no union organizational activities currently underway with respect to non-union employees of Company or any Company Subsidiary.

          (b) As of the date of this Agreement, there are no pending or, to the Knowledge of Seller, threatened material investigations, audits, complaints or Proceedings against Company by or before any Governmental Body, respecting or involving any applicant for employment, any employee or any former employee, or any class of the foregoing, including:

               (1) the Equal Employment Opportunity Commission or any other corresponding state or local agency relating to any claim or charge concerning discrimination,

               (2)  the  United   States   Department  of  Labor  or  any  other
                    corresponding state or local agency relating to any claim or charge concerning hours or wages,

               (3)  the Occupational Safety and Health Administration or any
                     other corresponding state or local agency relating to any claim or charge concerning the safety and health of employees or former employees,

               (4)  the   Office  of   Federal   Contract   Compliance   or  any
                    corresponding state agency, and

               (5) the U. S. Citizenship and Immigration Services, a bureau of the Department of Homeland Security, with respect to matters involving employees of Company who hold a temporary work authorization, including H-1B, F-1 or J-1 visas or work authorizations.

          (c) Company is not obligated as of the date of this Agreement to pay any amounts pursuant to the requirements of the Worker Adjustment and Retraining Notification Act of 1988.

     5.15 EMPLOYEE BENEFIT PLANS.

          (a) Section 5.15(a) of the Disclosure Schedule lists each material plan, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, change in control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is maintained, administered, sponsored or contributed to by Company or any Affiliate of Company for the benefit of any current or former employee (excluding, as to employees of Company who also are or were employed by Seller, those benefits attributable solely to their employment with Seller) of Company or any Company Subsidiary or which is between Company or any of its Affiliates and any such individual (each, individually, a "PLAN" and collectively, the "PLANS"). The Disclosure Schedule specifically denotes each Plan that is either sponsored by Company or a Company Subsidiary or to which Company or a Company Subsidiary is party (each, a "COMPANY PLAN").

          (b) With respect to each Company  Plan,  Seller has made  available to
Buyer: (i) a true, correct and complete copy of such Company Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any;
(iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Seller has also made available to Buyer the current summary plan description and any material modifications thereto for each Plan in respect of which there exists a summary plan description.

          (c) Section 5.15(c) of the Disclosure Schedule identifies each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("QUALIFIED PLAN"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of Seller, no events have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust.

          (d) Company or a Company Subsidiary has in all material respects timely made or accrued all contributions required with respect to any Qualified Plan subject to Title IV of ERISA. No "accumulated funding deficiency" (determined under the rules set forth in Section 412 of the Code and related Code sections and regulations), whether or not waived, exists with respect to any Qualified Plan subject to Title IV of ERISA. There have not, within the past five years, been any "reportable events" (within the meaning of Section 4043 of ERISA) with respect to any Qualified Plan subject to Title IV of ERISA.

          (e) Neither any Plan nor any other employee benefit plan maintained by an ERISA Affiliate of Company is a Multiemployer Plan or a Multiple Employer Plan. None of Company, any Company Subsidiary or any of their respective ERISA Affiliates has (i) at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, or
(ii) incurred any Withdrawal Liability that has not been satisfied in full.

          (f) The Plans are in material compliance both in form and operation with ERISA, the Code and other applicable Laws, and have been administered in all material respects in accordance with their terms.

          (g) Consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Company or any Tax Affiliate that are not deductible (in whole or in part) as a result of the application of
Section 280G of the Code.

     5.16 INTERCOMPANY TRANSACTIONS. Section 5.16 of the Disclosure Schedule sets forth a list of all material Contracts between Seller or its subsidiaries (other than Company and Company Subsidiaries), on the one hand, and Company or a Company Subsidiary, on the other hand, and other material arrangements whereby Seller or its subsidiaries (other than Company and Company Subsidiaries) provide goods or services to, or obtain goods or services from, Company or Company Subsidiaries. All such arrangements will cease as of the Closing Date other than
(a) those provided for in Contracts specifically noted at Section 5.16 of the Disclosure Schedule as continuing in effect after Closing, which will continue in effect in accordance with their respective terms, and (b) as provided in the Transition Services Agreement.

     5.17 INTELLECTUAL PROPERTY.

          (a) Company or the Company Subsidiaries own all right, title and interest in and to, or have valid licenses to use, all Intellectual Property that is material to the current operations of Company and the Company Subsidiaries taken as a whole, free and clear of all Encumbrances other than Permitted Encumbrances.

          (b) Section 5.17(b) of the Disclosure Schedule sets forth a true and complete list of all material patents, patents pending, trademark/service mark applications and registrations, copyright applications and registrations, and domain name registrations that are owned by Company or any Company Subsidiary.

          (c) To the Knowledge of Seller:

               (1) there is no material infringement, misappropriation or other misuse being made by any third person of any Intellectual Property material to the business of Company and Company Subsidiaries as a whole;

               (2) no claim is pending or threatened to the effect that the operations of Company or Company Subsidiaries infringe or conflict with the asserted rights of others in respect of any Intellectual Property material to the business of Company and Company Subsidiaries as a whole; and

               (3) no claim is pending or threatened to the effect that any Intellectual Property material to the business of Company and Company Subsidiaries as a whole is invalid or unenforceable.

          (d) Section 5.17(d) of the Disclosure Schedule sets forth the licenses pursuant to which Company or any Company Subsidiary grants to any other Person (other than Company or any Company Subsidiary) the right to use Intellectual Property owned by Company or any Company Subsidiary material to the business of Company and Company Subsidiaries as a whole, and the licenses pursuant to which any other Person grants to Company or any Company Subsidiary the right to use Intellectual Property material to the business of Company and Company Subsidiaries as a whole owned by any other Person (other than licenses to use off-the-shelf software). To the Knowledge of Seller:

               (1) neither Company nor any Company Subsidiary is in material breach or default with respect to any of such licenses;

               (2) no other party thereto is in material breach or default with respect to any of such licenses; and

               (3) no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

     5.18 OWNERSHIP OF NECESSARY ASSETS AND RIGHTS.

          (a) Except for

               (1) those assets and services to be provided pursuant to the terms of the Transition Services Agreement,

               (2) those assets and services that, prior to the Closing, were provided to Company or any Company Subsidiary by Seller or any of its other Affiliates, and

               (3) the capital stock of the UK Subsidiary and the related trademarks and other intangible assets that are described at
                    Section 5.18 of the Disclosure Schedule (which have been distributed to Seller prior to the execution of this Agreement),

the assets of Company and Company Subsidiaries are and as of the Closing will be in all material respects sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted, subject to such changes as are implemented in accordance with Article 7.

          (b) Company has good and valid title to, or a valid leasehold interest in, all machinery, equipment and other tangible assets and personal property used by the Business, wherever located, or shown in the Balance Sheet or acquired after the date thereof, which in any case are material to and necessary for the conduct of the Business as a whole as presently conducted, free and clear of all Encumbrances, except for Permitted Encumbrances and except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date.

          (c) Since May 1, 2005, Company has not reduced in any material respect its ordinary course practices with respect to the maintenance and repair of its material operating assets.

     5.19 TAX MATTERS. Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 5.19 shall be deemed to contain the only representations and warranties in this Agreement or arising out of the transactions contemplated herein with respect to Taxes.
Except as would not  reasonably be expected to have a Company  Material  Adverse
Effect:

          (a) Company and any affiliated combined or unitary group of which Company is a member, as the case may be ("TAX AFFILIATES") have filed within the time and in the manner prescribed by Law all Tax Returns required to be filed by it or any Company Subsidiary. All such Tax Returns are true and complete. Company and its Tax Affiliates have paid or will pay all Taxes which are due and payable with respect to such Tax Returns and Company has set up in its financial records adequate reserves for all Taxes in dispute or not yet due and payable.

          (b) there are no liens for Taxes outstanding against Company, any Company Subsidiary, their respective assets or against the Shares, except for Permitted Encumbrances.

          (c) all Taxes and assessments that Company or a Company Subsidiary is required to withhold or to collect have been duly withheld or collected, and all such withholdings and collections have either been duly and timely paid over to the appropriate Taxing Authorities or are, together with the payments due or to become due in connection therewith, duly reflected in Company's financial records in accordance with GAAP.

          (d) there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes that have been given by Company or any Company Subsidiary.

          (e) no federal, state, local or foreign audits or other administrative or court proceedings are presently pending against Company or any Company Subsidiary with regard to any Taxes or Tax Returns. No deficiency for any Taxes has been proposed, asserted or assessed against Company or any Company Subsidiary which has not been resolved and paid in full.

          (f) neither Company nor any Company Subsidiary has any liability for Taxes in a jurisdiction where it does not file a Return, nor has Company or any Company Subsidiary received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

          (g) neither Company nor any Subsidiary constitutes either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code which took place during the two year period ending on the date of this Agreement.

     5.20 PRODUCTS. Company has not, during the past three years, whether voluntarily or as a result of any action by any Governmental Body or regulatory authority or trade or consumer group, generally recalled or withdrawn a product for any reason, including any manufacturing or labeling defect, or issued any press release or public statements advising its trade customers or consumers of its products to treat such products in any manner other than in the ordinary course.

     5.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained herein or in the certificate to be delivered by Seller pursuant to Section 3.3(a) of this Agreement, none of Seller, any Affiliate of Seller, any of its or its Affiliates' officers, directors, employees, agents, advisors, representatives or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate of Seller, or any of their respective officers, directors, employees, agents, advisors, representatives or other Person, with respect to the execution and delivery of this Agreement, the transactions contemplated hereby or Company, the Company Subsidiaries or their respective businesses, assets or liabilities, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

     6.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2 POWER. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the purchase of the Shares and other transactions contemplated by this Agreement.

     6.3 AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     6.4 NONCONTRAVENTION. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will:

          (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws or similar governing documents;

          (b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any material agreement or other material obligation to which Buyer is a party, except for such matters as would not reasonably be expected to result in a material adverse effect upon the ability of Buyer to perform its obligations under this Agreement; or

          (c) assuming compliance with the HSR Act, violate any Law applicable to Buyer, except as would not reasonably be expected to result in a material adverse effect upon the ability of Buyer to perform its obligations under this Agreement.

     6.5 CONSENTS. No consent or approval by, or any notification of or filing with, any Governmental Body is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, except for compliance with the HSR Act and except for any such consent, approval, notification or filing the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect upon Buyer's ability to perform its obligations under this Agreement.

     6.6 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account for investment without a view to the sale, distribution, subdivision, transfer or fractionalization thereof. Buyer acknowledges that the Shares (a) have not been registered under the Securities Act of 1933, as amended, or any state securities law and there is no commitment to register the Shares, (b) have no public or other market, and (c) cannot be resold, unless they are subsequently registered or an exemption from registration is available. Buyer has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the risks and merits of its investment in the Shares and of making an informed investment decision.

     6.7 LITIGATION. No Proceeding has, as of the date of this Agreement, been commenced or, to the knowledge of Buyer, threatened against Buyer that challenges the validity of this Agreement or the transactions contemplated hereby or that may have the effect of preventing, delaying or impairing, or making illegal the transactions contemplated hereby, or materially affecting Buyer's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     6.8 BROKERS. Buyer has not employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement which would be entitled to a fee or commission in connection with such transactions, except for any broker, finder or investment banker whose fees or commissions shall be the sole responsibility of Buyer.

     6.9 FINANCIAL CAPABILITY.

          (a) Buyer will have, as of the Closing Date, and subject to the terms and conditions of the financing commitment letter addressed to Buyer from UBS Loan Finance LLC and UBS Securities LLC, dated July 21, 2005 (the "COMMITMENT LETTER") and previously delivered to Seller, access to funds which will be in an amount sufficient to effect the Closing, including payment of the Purchase Price, and all other transactions contemplated by this Agreement and the Transition Services Agreement.

          (b) Since January 1, 2005, Buyer has not undertaken any acquisition of any business, division or material assets (other than inventory acquired in the ordinary course of business); incurred, assumed, guaranteed or otherwise become liable for any indebtedness or other liabilities other than trade payables or borrowings under existing lines of credit, in each case, in the ordinary course of business; undertaken any other transaction outside the ordinary course of business that would reasonably be expected to impair, delay or prevent Buyer's ability to consummate the transactions contemplated hereby, including its ability to obtain the financing for payment of the Purchase Price; or suffered a Buyer Material Adverse Effect.

     6.10 ENVIRONMENTAL AUDITS. Schedule 6.10 attached hereto is a true and complete list of all Phase 1 environmental audits and other environmental audits or reports obtained by Buyer or its representatives with respect to any of the Properties. Buyer has furnished true and complete copies of such audits and reports to Seller and all matters disclosed by such audits and reports shall be deemed for all purposes of this Agreement as having been disclosed by Seller pursuant to Section 5.13.

     6.11 NON-RELIANCE. Buyer acknowledges that it, together with its advisors, has made its own investigation of Company, Company Subsidiaries and their respective businesses and assets. Buyer is not relying on any representations, warranties or statements other than those expressly set forth in this Agreement and is not relying on implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the businesses of Company and Company Subsidiaries as conducted after the Closing Date, or upon the information (including any forecasts or projections) contained in the Confidential Memorandum furnished by Goldman, Sachs & Co. on behalf of Seller, or in any other materials provided by Seller, Company, their Affiliates or any of their respective officers, directors, employees, agents, advisers or representatives, including any data room or management presentations, and none of Seller, Company, their Affiliates, or their respective officers, directors, employees, agents, advisers or representatives shall have any liability resulting therefrom.

                                   ARTICLE 7
                     COVENANTS OF THE PARTIES UNTIL CLOSING

     7.1 CONDUCT OF BUSINESS PENDING CLOSING. Except as set forth in Section 7.1 of the Disclosure Schedule or as otherwise provided in this Agreement, between the date hereof and the Closing, Seller shall cause Company and each Company Subsidiary to:

          (a) operate its respective business in the ordinary course consistent with past practice in accordance with applicable Laws, unless Seller obtains the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned;

          (b) use its reasonable best efforts to preserve its business organization and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with vendors, customers and others having business relationships with it; and

          (c) notify Buyer of any governmental or third party complaint, investigations or hearings involving Company or a Company Subsidiary (or written communications indicating that the same are contemplated) if such complaint, investigation or hearing would have a Company Material Adverse Effect.

     7.2 NEGATIVE COVENANTS. Except as set forth in Section 7.2 of the Disclosure Schedule, as otherwise provided in this Agreement or as required by applicable Law, between the date hereof and the Closing, unless Seller obtains the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall cause Company and each Company Subsidiary not to:

          (a) make any change in Company's or such Company Subsidiary's authorized or issued capital stock, grant any option, warrant or other right to purchase or otherwise acquire any capital stock of Company or any Company Subsidiary, issue or make any security convertible into capital stock of Company or any Company Subsidiary, grant any registration rights, or purchase, redeem, retire or make any other acquisition of any shares of capital stock of Company or any Company Subsidiary;

          (b) amend (as applicable) the articles or certificate of incorporation, bylaws, or other organizational document of Company or any Company Subsidiary, or enter into any merger, share exchange or dissolution with respect to Company or any Company Subsidiary;

          (c) enter into, adopt, amend in any material respect or terminate any Company Contract, other than in the ordinary course of business;

          (d) sell, assign, transfer or abandon assets of Company or any Company Subsidiary or any part thereof (including the factoring of accounts receivable) that are material to the operations of Company, except (i) transactions pursuant to existing Company Contracts (or Company Contracts entered into after the date hereof that do not violate Section 7.2(c)), and (ii) dispositions of inventory or worn-out or obsolete equipment and machinery, in each case in the ordinary course of business and consistent with past practice, provided that nothing in this Section 7.2 shall restrict Company or any Company Subsidiary from making any cash dividend or cash distribution to its respective shareholder;

          (e) make or commit for capital expenditures of more than $250,000 in the aggregate in excess of those provided for in Company's capital expenditure budget for its current fiscal year;

          (f) settle any material litigation if the settlement requires Company or any Company Subsidiary to agree to take, or refrain from taking, any action after the Closing Date (other than a payment of money that is entirely reflected in the computation of the Adjustment Amount);

          (g) make any change in the financial accounting principles or policies of Company or any Company Subsidiary, except as required by applicable Law or GAAP;

          (h) enter into any loan agreement, credit agreement, promissory note or other agreement for borrowing money (other than intercompany arrangements with Company Subsidiaries, Seller or its Affiliates in the ordinary course of business) or issue any debt securities or assume, guarantee or endorse the obligations of any other persons;

          (i) acquire, or enter into an agreement to acquire, the capital stock or substantially all the assets or business of any other entity;

          (j) adopt, grant or extend any increase in compensation or benefits for directors, officers or employees of Company, except as required by the terms of existing Company Contracts and except for budgeted annual merit increases scheduled to be effective August 1, 2005 as disclosed in Section 7.2 of the Disclosure Schedule;

          (k) issue or sell any additional shares or equity interest or any options, warrants, conversion privileges or rights of any kind to acquire any shares of capital stock or equity interests of Company;

          (l) fail to maintain and repair Company's facilities in the ordinary course of business consistent with Company's past practices;

          (m) fail to carry out promotional and marketing programs in the ordinary course of business consistent with Company's past practices; or

          (n) adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director or employee of the Company, except as required by Law.

     7.3 ACCESS.

          (a) Prior to Closing, Buyer and its officers, directors, partners, members, attorneys, accountants and representatives shall be afforded reasonable access during normal business hours to the books and records of Company and each Company Subsidiary, upon reasonable prior notice, and Company shall promptly make available to Buyer other information concerning Company and the Company Subsidiaries, their business, properties and personnel as Buyer may reasonably request; provided, however, that any such access shall be conducted at Buyer's expense, under the reasonable supervision of Company's personnel and in such a manner as to maintain the confidentiality of such information and not to interfere with the normal operation of the business of Company or the Company Subsidiaries.

          (b) Notwithstanding anything to the contrary contained in this Agreement, none of Company, any Company Subsidiary or Seller shall have any obligation to disclose any information to Buyer to the extent such disclosure would (a) result in a material breach of any Contract to which Company, such Company Subsidiary or Seller is a party or is otherwise bound, (b) reasonably be expected to jeopardize any attorney-client or other legal privilege of Company, such Company Subsidiary or Seller, or (c) result in a violation of any Laws or fiduciary duties applicable to Company, such Company Subsidiary or Seller. The information contained in the Disclosure Schedule or delivered to Buyer or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement, and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. The Confidentiality Agreement will terminate effective as of the Closing.

     7.4 CONSENTS. Prior to Closing, Seller, Company and Buyer shall cooperate and use commercially reasonable efforts to obtain all consents, permits, approvals of, and exemptions by, any Governmental Body and all consents of any third party, in each case, necessary for the consummation of the transactions contemplated by this Agreement; PROVIDED that Seller and its Affiliates (including Company and the Company Subsidiaries) shall not be required to expend any money to obtain such consents, and PROVIDED FURTHER, that, notwithstanding the foregoing, the actions of Seller and Buyer with respect to filings, approvals and other matters pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust Law applicable to the Share Purchase ("OTHER ANTITRUST REGULATIONS") shall be governed by Section 7.5. Each of the parties hereto shall diligently assist and cooperate in preparing and filing all documents required to be submitted to any Governmental Body in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained in connection with such transactions. With respect to the New Jersey Department of Environmental Protection (NJDEP) ISRA approval referred to in Sections 8.3 and 9.3, Seller, at its cost, will cause Company to file such notices, assessments, remediation agreement applications and other documents and information required for review by NJDEP in order to allow Seller to transfer ownership of Company to Buyer prior to Company's compliance with ISRA. Seller will obtain Buyer's input and approval, not to be unreasonably withheld, in regards to any ISRA filing. Buyer shall cooperate with Seller and execute and deliver to NJDEP such information, certificates and other information as may be required under ISRA. Seller agrees to use reasonable efforts to obtain approval by NJDEP of an ISRA remediation agreement and funding source to be provided by and in the name of Company, if required, that are limited to the existing remediation work at the Pomona property and an ISRA remediation funding source not to exceed Company's existing estimated reserves for Pomona. If, however, NJDEP requires an ISRA remediation funding source in excess of Company's existing estimated reserves for Pomona, Buyer agrees that Company will provide an ISRA remediation funding source in the amount required by NJDEP.

     7.5 HSR ACT. Seller and Buyer shall each promptly prepare and file any notifications and reports which may be required with respect to this Agreement by the HSR Act, including a request for early termination of the waiting period, and respond promptly to inquiries from the Federal Trade Commission or the Department of Justice resulting from the filings of such notifications, and otherwise shall use their best efforts to comply with the requirements of such Act. Buyer shall pay the fee required for filing such notification. If any Governmental Body requests information or documents concerning the transactions contemplated by this Agreement, each party agrees to consult with the other party's counsel about any communications with such Governmental Body (in advance, where practicable, and in any event promptly), to use its reasonable best efforts to respond appropriately to such request, as soon as reasonably practicable, to cooperate with the other party in responding to any request, and to allow the other party to participate in meetings with any Governmental Body. The parties hereto shall use their respective commercially reasonable best efforts and take all necessary action to obtain any clearance under the HSR Act or other authorization of any Governmental Body required under Other Antitrust Regulations in connection with the transactions contemplated hereby or to resolve any objections that may be asserted by any Governmental Body with respect to the transactions contemplated hereby. In order to avoid any Governmental Body from filing suit, or taking any other action, to forbid or delay consummation of the transaction, Buyer shall offer undertakings acceptable to the relevant Governmental Body, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or the imposition of any limitation upon, such assets or businesses of Buyer (including its subsidiaries) or Company or any Company Subsidiary (so long as conditioned upon, and not occurring prior to, the Closing), along with any ancillary agreements.

     7.6 PUBLIC STATEMENTS. Except as required by applicable Law or securities exchange rules (in which event the parties shall, to the extent reasonably practicable, consult with each other in advance), prior to the Closing Date, no press release or other public announcement (if materially different than those previously made) relating to the transactions contemplated by this Agreement shall be made by any party to this Agreement or its representatives without prior consultation among Seller and Buyer.

     7.7 SATISFACTION OF COMPANY DEBT. At or before Closing, Seller shall repay, or cause to be repaid, on behalf of Company, all indebtedness for borrowed money of Company or any Company Subsidiary, and shall obtain the release of any Encumbrance (other than Permitted

Encumbrances) securing such indebtedness, PROVIDED that the $150,000 conditional loan from the Maryland Department of Business and Economic Development and the $100,000 conditional grant from Washington County, Maryland shall not be considered to be "indebtedness for borrowed money" for purposes of this Section 7.7.

     7.8 SATISFACTION OF CONDITIONS.

          (a) Between the date of this Agreement and the Closing, each party shall use its reasonable best efforts to cause the conditions to Closing set forth in Articles 8 and 9 below to be satisfied, to the extent within the control of such party.

          (b) Notwithstanding anything else contained herein, Buyer shall use its best efforts to cause the condition to Closing set forth in Section 8.6 (Financing) below to be satisfied as promptly as practicable, including using its best efforts to satisfy all conditions within the control of Buyer that are required to obtain such financing under the Commitment Letter; PROVIDED that in the event that such financing is not obtained from the sources referred to in the Commitment Letter, Buyer shall use its best efforts to obtain financing from other sources as promptly as practicable (it being understood that Buyer will not be required to accept financing that would be on economic terms (including restrictive covenants) that would be materially worse in the aggregate to Buyer than the economic terms associated with the financing available to Buyer under the Commitment Letter). In furtherance and not in limitation of the preceding sentence, prior to Closing, Buyer shall not undertake any acquisition of any business, division or material assets (other than inventory in the ordinary course of business); incur, assume, guarantee or otherwise become liable for any indebtedness or other liabilities other than trade payables or borrowings under existing lines of credit, in each case, in the ordinary course; or undertake any other transaction outside the ordinary course of business that would reasonably be expected to impair, delay or prevent Buyer's ability to consummate the transactions contemplated hereby, including its ability to obtain financing for payment of the Purchase Price.

     7.9 NO SALE. Between the date of this Agreement and the Closing Date (or earlier termination of this Agreement in accordance with its terms), Seller agrees not to sell, pledge, transfer or otherwise place any Encumbrance on the Shares.

     7.10 NO NEGOTIATIONS.

          (a) Until the earliest to occur of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not, and shall direct the officers of Company and Seller's agents or representatives, including Goldman Sachs & Co., not to solicit any proposal, indication of interest or offer from any Person (including any of the officers or employees of Company) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets (other than inventory in the ordinary course of business) of, or any equity interest in, Company or other similar transaction or business combination involving the Business, or participate in any negotiations regarding any such transaction; PROVIDED, however, that if Seller, after 60 days from the date of this Agreement, determines in good faith that Buyer will not likely be able to consummate the Closing by the date this Agreement terminates in accordance with its terms, Seller may provide Buyer with written notice of such determination, following which notice

Buyer and Seller will, within five business days, consult with each other regarding the prospects for consummating the Closing. If, following such consultation, Seller in good faith again determines that Buyer will not likely be able to consummate the Closing by the date this Agreement terminates in accordance with its terms, Seller may provide Buyer with a written notice regarding such determination and Seller's obligations under this Section 7.10 will cease ten days following Buyer's receipt of such second written notice.

          (b) The foregoing subsection (a) shall not preclude Seller, or Seller's agents or representatives from taking any action to solicit any proposal, indication of interest or offer from any Person relating to, or otherwise take any action with respect to, any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Seller taken as a whole or any Subsidiary of Seller (other than Company and Company Subsidiaries), or other similar transaction or business combination involving an interest in Seller taken as a whole or any Subsidiary of Seller (other than Company and Company Subsidiaries).

                                   ARTICLE 8
                       CONDITIONS TO OBLIGATION OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by Buyer in its sole discretion:

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in this Agreement that are qualified as to Company Material Adverse Effect shall be true and correct, and the representations and warranties of Seller in this Agreement that are not so qualified shall be true and correct except as would not reasonably be expected to have a Company Material Adverse Effect, in each case as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made on the Closing Date.

     8.2 PERFORMANCE OF AGREEMENTS. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement or any Schedule or Exhibit hereto, including each of Seller's obligations under Section 3.3.

     8.3 APPROVALS. All waiting periods applicable under the HSR Act shall have expired or been terminated. Except as would not reasonably be expected to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, all other consents, authorizations, approvals of, and expirations of waiting periods imposed by, any Governmental Body, the failure of which to obtain or occur would make the consummation of the transactions contemplated hereby illegal (including action by the New Jersey Department of Environmental Protection under the New Jersey Industrial Site Recovery Act allowing the Share Transfer or approving a remediation agreement to allow the Closing to proceed pending such action), shall have been obtained or shall have occurred.

     8.4 LEGAL MATTERS. No preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated hereby shall have been issued and remain in effect, no Governmental Body shall have commenced a Proceeding that remains pending seeking any such injunction or other judgment, order or decree, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Body that prohibits or materially delays the consummation of, or imposes material limitations on the parties' ability to consummate the transactions contemplated by this Agreement.

     8.5 MATERIAL ADVERSE EFFECT. No Company Material Adverse Effect shall have occurred since the date of this Agreement and no change, event, effect or occurrence shall have occurred since the date of this Agreement that would reasonably be expected to result in a Company Material Adverse Effect.

     8.6 FINANCING. Buyer shall have obtained funds in an amount sufficient to finance the payment of the Purchase Price.

                                   ARTICLE 9
                       CONDITIONS TO OBLIGATION OF SELLER

      The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by Seller in its sole discretion:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer in this Agreement shall be true and correct except as would not reasonably be expected to have a Buyer Material Adverse Effect, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date.

     9.2 PERFORMANCE OF AGREEMENTS. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement or any Schedule or Exhibit hereto, including each of Buyer's obligations under Section 3.4.

     9.3 APPROVALS. All waiting periods applicable under the HSR Act shall have expired or been terminated. Except as would not reasonably be expected to have a material adverse effect on Seller and its Affiliates (other than Company and Company Subsidiaries) and their businesses, all other consents, authorizations, approvals of, and expirations of waiting periods imposed by, any Governmental Body, the failure of which to obtain or occur would make the consummation of the transactions contemplated hereby illegal (including action by the New Jersey Department of Environmental Protection under the New Jersey Industrial Site Recovery Act allowing the Share Transfer or approving a remediation agreement to allow the Closing to proceed pending such action), shall have been obtained or shall have occurred.

     9.4 LEGAL MATTERS. No preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated hereby shall have been issued and remain in effect, no Governmental Body shall have commenced a Proceeding that remains pending seeking any such injunction or other judgment, order or decree, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Body that prohibits or materially delays the consummation of, or imposes material limitations on the parties' ability to consummate the transactions contemplated by this Agreement.

     9.5 RELEASE OF GUARANTEES. Seller and any Affiliates of Seller (other than Company or any Company Subsidiary) shall have been released from the arrangement by which Seller or any Affiliate of Seller (other than Company or any Company Subsidiary) guarantees any obligations or liabilities of Company or any Subsidiary listed at Section 9.5 of the Disclosure Schedule.

                                   ARTICLE 10
                                  TERMINATION

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by Seller or Buyer at any time after October 31, 2005 other than if caused by the failure of the party seeking to terminate this Agreement to perform in all material respects its obligations under this Agreement required to be performed at or prior to the Closing or a breach of such party's representations or warranties;

          (b) by Buyer, (i) in the event of a breach of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of the conditions in Section 8.1 or 8.2, and which, with respect to any such breach that is capable of being cured, is not cured within 60 days after receipt of written notice thereof by Seller, or (ii) in the event any of the conditions in Article 8 have become impossible to satisfy;

          (c) by Seller, (i) in the event of a breach of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of the conditions in Section 9.1 or 9.2, and which, with respect to any such breach that is capable of being cured, is not cured within 60 days after receipt of written notice thereof by Buyer, or (ii) in the event any of the conditions in Article 9 have become impossible to satisfy;

          (d) if a Governmental Body issues a permanent injunction or other order prohibiting the Closing and such injunction or order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used its reasonable best efforts to reverse or lift such injunction or order; or

          (e) by mutual written consent of Buyer and Seller.

     10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated hereby shall be abandoned, without further action by either party. The provisions of this Article 10 and Article 14 shall survive any such termination. In addition, the Confidentiality Agreement shall survive any such termination in accordance with its terms. Nothing in this Article 10 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

                                   ARTICLE 11
                      POST-CLOSING COVENANTS; TAX MATTERS

     11.1 ACCESS TO RECORDS. Following the Closing, Buyer shall (a) upon reasonable request provide Seller, its Affiliates, accountants, attorneys and other representatives reasonable access during normal working hours to the books, records and personnel of Company and Company Subsidiaries relating to transactions and the operation of the business of Company and Company Subsidiaries through the Closing Date and the right to make copies thereof at Seller's expense; and (b) maintain such books and records for a period of at least five years after the Closing Date and give Seller the opportunity to keep any books and records relating to the pre-Closing period which Buyer thereafter intends to no longer maintain.

     11.2 FURTHER ASSURANCES. Each party shall at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, of the Shares or to vest in Buyer title to the Shares and otherwise to consummate the transactions contemplated by this Agreement. Upon written request by Buyer or Company at any time within three years after the Closing Date, to the extent that Seller has records or files concerning Company, Company Subsidiaries or their respective operations, assets, liabilities or employees, and such records were not as of the Closing Date also available at a Company location, Seller will provide such records or files or copies thereof to Buyer.

     11.3 TAX MATTERS.

          (a) All transactions not in the ordinary course of business occurring after the Closing shall be reported on Buyer's consolidated U.S. federal Income Tax Return in accordance with Treasury Regulation ss. 1.338-1(d). No election shall be made under Treasury Regulation ss. 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) in connection with the transactions contemplated by this Agreement.

          (b) Anything in any other agreement to the contrary notwithstanding, all Tax allocation, indemnity, sharing or similar agreements or arrangements (other than this Agreement), whether or not written, by and among Seller or any of its Affiliates on the one hand and Company or any Company Subsidiary on the other hand (other than those agreements that are solely among Company and Company Subsidiaries) shall be terminated immediately prior to the Closing, and after the Closing, neither Company nor any Company Subsidiary shall be bound thereby or have any liability or any rights thereunder.

          (c) Seller shall be responsible for, pay, or cause to be paid, and indemnify Buyer and each of its Affiliates (including Company and Company Subsidiaries after the Closing

Date) (each a "BUYER TAX INDEMNITEE") and hold each Buyer Tax Indemnitee harmless from and against

               (1) all U.S. federal Income Taxes of Company or any Company Subsidiary, including all U. S. federal Income Taxes attributable to a 338(h)(10) Election, for all Tax periods that end on or prior to the Closing Date,

               (2) all state Income Taxes of Company or any Company Subsidiary for all Tax periods that end on or prior to the Closing Date to the extent that such state Income Taxes are reportable on a consolidated, combined or unitary Tax Return which includes any member of the Seller Group, and

               (3) any state Income Taxes of Company or any Company Subsidiary that are not reportable on a consolidated, combined or unitary Tax Return which includes a member of the Seller Group and any Other Taxes of Company or any Company Subsidiary, in each case, for any Tax period that ends on or prior to the Closing Date to the extent such Taxes arise out of any breach of any representation or warranty contained in
                    Section 5.19 (Tax Matters).

Notwithstanding anything to the contrary in this Agreement, Seller shall not be responsible for, pay, cause to be paid or indemnify or otherwise hold harmless any Buyer Tax Indemnitee for any Taxes taken into account in the Closing Working Capital Statement or any Taxes for any Tax period that ends after the Closing Date. Seller shall be entitled to any refund of Taxes to the extent that such refund relates to a Tax liability paid or caused to be paid by Seller or that is otherwise the responsibility of Seller under this Section 11.3(c).

          (d) Buyer shall, except to the extent that such Taxes are the responsibility of Seller under Section 11.3(c), be responsible for, pay or cause to be paid, and indemnify Seller and its Affiliates (other than Company and Company Subsidiaries) (each a "SELLER TAX INDEMNITEE") and hold each Seller Tax Indemnitee harmless from and against all Taxes imposed upon or relating to Company and Company Subsidiaries. Buyer shall be entitled to any refunds relating to Company and Company Subsidiaries except to the extent that Seller is entitled to such refund under Section 11.3(c) or Section 11.3(k).

          (e) Seller shall prepare and file or cause to be prepared and filed (including causing Company to continue to prepare and file those Tax Returns that Company has historically prepared in the ordinary course of its business)
(i) all United States consolidated federal Income Tax Returns for the affiliated group of which Seller is the common parent, (ii) any Tax Return which includes Seller or any other member of the Seller Group (including any state Income Tax Returns filed on a consolidated basis), (iii) any Tax Return due on or before the Closing Date, and (iv) any other Tax Return on which Taxes that are the responsibility of Seller, or refunds to which Seller is entitled, under Section 11.3(c) are reportable.

          (f) Buyer shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 11.3(e), file or cause to be filed all Tax Returns with respect to Company and Company Subsidiaries.

          (g) As soon as practicable, but in any event within 30 days after Buyer's or Seller's request, as the case may be, from and after the Closing Date, Buyer and Seller shall cooperate and shall deliver to each other such information and data concerning Company and Company Subsidiaries and make available such knowledgeable employees of Company and Company Subsidiaries as either party may request, including providing the information and data required to complete and file all Tax Returns which Seller or Buyer may be required to file with respect to Company and Company Subsidiaries or to respond to audits by any Taxing Authority with respect to Company and Company Subsidiaries, and to otherwise enable the parties to satisfy their accounting, Tax and other legitimate requirements. Such cooperation and information shall include designation of an officer of Seller as an officer of Company or any of Company Subsidiaries for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to Company or Company Subsidiaries, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by Taxing Authorities and records concerning the ownership and tax basis of property, which Buyer, Company or Company Subsidiaries may possess. Each of Seller, Buyer, Company and Company Subsidiaries shall make its employees and facilities available during normal business hours on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

          (h) For a period of 10 years after the Closing Date (or such longer period as is required by Law), Buyer shall, and shall cause Company and Company Subsidiaries to, retain all Tax Returns, books and records (including computer files) of, or with respect to the activities of, Company and Company Subsidiaries for all Tax periods ending on or prior to the Closing Date. Thereafter, Buyer shall not, and shall cause Company and Company Subsidiaries not to, dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to Seller and Seller fails to accept such offer within 60 days of its being made.

          (i) Buyer and Seller shall, and shall cause their respective subsidiaries to, cooperate in the preparation of all Tax Returns relating in whole or in part to Tax periods ending on or before the Closing Date that are required to be filed after such date and all Tax Returns for Tax periods beginning before the Closing Date and ending after the Closing Date; PROVIDED that Seller shall have the sole authority to make all determinations and elections with respect to such Tax Returns to the extent such determinations and elections may affect the amount of Taxes for which Seller is liable. Any state Income Tax Return that is not a consolidated, combined or unitary Tax Return of Company or any Company Subsidiary and any Other Tax Return of Company or any Company Subsidiary, in each case, for any Tax period, or portion thereof, ending on or prior to the Closing Date, shall be prepared in a manner consistent with past practices of Seller.

          (j) Buyer shall promptly notify Seller upon receipt by Buyer or any of its Affiliates of notice of any claim, assessment or dispute relating to any Tax Proceeding which Seller is entitled to control hereunder and shall promptly forward to Seller any communications received from or sent to any Taxing Authority in connection with any such Tax Proceeding. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have the right to control, contest, resolve and defend any Tax Proceeding (including having the right to determine whether and when to settle any Tax Proceeding) which may affect the amount of Taxes for which Seller is liable (or refunds to which Seller is entitled) hereunder or otherwise, PROVIDED, HOWEVER, that, to the extent that such Tax Proceeding may reasonably be expected to affect a material amount of Taxes for which Buyer is liable (or refunds to which Buyer is entitled) hereunder, Seller shall keep Buyer informed in a timely manner of all material actions taken or proposed to be taken by Seller with respect to such Tax Proceeding and shall consult with Buyer and offer Buyer a reasonable opportunity to comment before submitting any material written materials prepared or furnished in connection with such Tax Proceeding. Notwithstanding any other provision, neither Buyer, Company nor any of their respective subsidiaries or Affiliates shall be entitled to participate in any Tax Proceeding with respect to any United States consolidated federal Income Tax Return which includes Seller or any other consolidated, combined or unitary Tax Return which includes any member of the Seller Group, nor shall Buyer, Company or any of their respective subsidiaries or Affiliates be entitled to any information, except to the extent relating solely to Company or Company Subsidiaries, regarding any such Tax Return (or any Tax Returns of Seller).

          (k)

               (1) Buyer agrees that if as the result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item which relates to any Tax for which Seller is responsible under Section 11.3(c), by any Taxing Authority with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date, Buyer or any of its Affiliates, including Company and Company Subsidiaries, receives a Tax Benefit, then Buyer shall pay to Seller the amount of such Tax Benefit within 15 days of filing the Tax Return in which such Tax Benefit is realized or utilized. For purposes of determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the actual tax rate in effect in the year such Tax Benefit is realized or utilized and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under Law.

               (2) Seller shall be entitled to any Tax Benefit arising from any deduction arising in respect of any expense, liability or Loss that is borne or paid by Seller or for which Seller is responsible pursuant to this Agreement (each such expense, liability or Loss, a "SELLER EXPENSE") and Buyer acknowledges and agrees that neither Buyer nor any of its Affiliates shall claim any such deduction on any Tax Return that is the responsibility of Buyer pursuant to Section 11.3(f); provided, however, that if any deduction arising in respect of any Seller Expense is not permitted by Law or administrative practice to be reported on a Tax Return for which Seller has filing responsibility and is permitted by Law or administrative practice to be reported on any Tax Return that is the responsibility of Buyer pursuant to Section 11.3(f), then Buyer shall claim such deduction and pay to Seller the amount of any Tax Benefit that results from such deduction.

          (l) Claims for indemnification with respect to Taxes shall be governed by this Section 11.3 and Sections 13.2(b), 13.4, 13.5 and 13.6 (but not any other provision of Article 13). It is agreed and understood that the rights set forth in this Section 11.3 in respect of Taxes are the exclusive remedy and allocation in respect of Taxes in connection with this Agreement. The representations and warranties set forth in Section 5.19 shall survive the Closing until six months after expiration of the state and federal statute of limitations applicable to the matters covered thereby.

          (m) For the absence of doubt, the covenants of Buyer, Company and Company Subsidiaries set forth in this Section 11.3 shall apply to Buyer, Company and Company Subsidiaries regardless of any post-Closing disposition of Company or any Company Subsidiary by Buyer or any of its Affiliates.

          (n)

               (1) Buyer shall make (and cause such of its subsidiaries as are necessary to make), and Seller shall join (and cause such of its subsidiaries as are necessary to join) in timely making, irrevocable elections under ss. 338(h)(10) of the Code (and any corresponding election that is available under state or local law) with respect to the purchase and sale of the Shares and the deemed purchase and sale of shares of any Company Subsidiary (such elections, the "338(H)(10) ELECTIONS").

               (2) The Purchase Price (including any adjustments made thereto pursuant to this Agreement) shall be allocated among the assets of Company in a manner consistent with SCHEDULE 11.3(N) and ss.ss. 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder.

               (3) Buyer and Seller shall, and shall cause their respective subsidiaries and Affiliates to, treat the assets and capital stock of the UK Subsidiary that have been distributed by Company to Seller, as referred to in Section 5.18(a) of this Agreement, and any cash or intercompany receivables distributed by Company to Seller pursuant to Section 11.5 of this Agreement, as having been distributed in the deemed liquidation resulting from the 338(h)(10) Elections.

               (4) Seller and Buyer shall and shall cause their respective subsidiaries and Affiliates to

                    (A)  treat the 338(h)(10) Elections as valid,

                    (B) file all Tax Returns in a manner consistent with such 338(h)(10) Elections and this Section 11.3, and

                    (C) take no position or other action contrary to the 338(h)(10) Elections or this Section 11.3,

                     in each case, except to the extent required to do otherwise pursuant to a determination (as defined in ss. 1313(a) of the Code or any similar provision of state or local Tax
                     Law).

               (5)  In furtherance of this Section 11.3(n):

                    (A) prior to Closing, Buyer and Seller shall prepare IRS Form 8023 ("FORM 8023") on which the 338(h)(10)
                         Elections shall be made for U.S. federal income Tax purposes;

                    (B) at or prior to Closing, Seller (and such of its subsidiaries as are necessary) and Buyer (and such of its subsidiaries as are necessary) shall execute Form 8023, which Buyer and Seller shall promptly file or cause to be filed with the Internal Revenue Service;

                    (C) upon Seller's request, Seller, Buyer and such of their respective subsidiaries as are necessary shall cooperate in the preparation and timely filing of any corrections, amendments or supplements to Form 8023, including IRS Form 8883 ("FORM 8883"); and

                    (D) Seller, Buyer and such of their respective subsidiaries as are necessary shall cooperate with each other to file such other forms or Tax Returns as may be required to effect the 338(h)(10) Elections, including corrections, amendments or supplements thereto;

                     in each case in a manner that is consistent with (and to the extent applicable incorporates and reflects) SCHEDULE 11.3(N).

               (6) Neither Seller nor Buyer shall, or shall permit any of its respective subsidiaries to, modify any of the forms or reports (including any corrections, amendments and supplements thereto) that are required for the making of the 338(h)(10) Elections after their execution or modify or revoke the 338(h)(10) Elections following the filing of Form 8023 without the written consent of the other party, except as may be required pursuant to a determination (as defined in ss. 1313(a) of the Code or any similar provision of state or local Tax Law), provided, however, that Form 8883 may be filed without the consent of the other party so long as such form is filed in a manner that incorporates, reflects and is consistent with SCHEDULE 11.3(N).

     11.4 ENVIRONMENTAL OBLIGATIONS.

          (a) Effective as of Closing, Seller hereby assumes and agrees to carry out and be responsible for the following:

               (1)  those   Remediation   obligations   of  Company  or  Company
                    Subsidiaries that are described on SCHEDULE 11.4;

               (2) Environmental Claims, Environmental Damages and Remediation obligations (whether now known or subsequently discovered and without regard to disclosures made in the Disclosure Schedule or the Reports) of Company or a Company Subsidiary related to the ownership or operation of any property that was owned or operated prior to the Closing Date by Company, a Company Subsidiary or any entity that merged into Company or a current or former subsidiary of Company, but which property is not owned or operated by Company or a Company Subsidiary as of the Closing Date; and

               (3) Environmental Claims, Environmental Damages and Remediation obligations (whether now known or subsequently discovered and without regard to disclosures made in the Disclosure Schedule or the Reports) of Company or a Company Subsidiary related to the disposal at other locations of Hazardous Substances from any property described in subsection (a)(2) above.

          (b) For the avoidance of doubt, it is understood that the assumption by Seller set forth in subsection (a) will not include (and, effective as of Closing, Buyer assumes and will, or will cause Company to, carry out and be responsible for) Environmental Claims, Environmental Damages or Remediation obligations related to facilities or properties now owned or operated by Company or a Company Subsidiary or related to disposal at other locations of Hazardous Substances from such facilities or properties, unless the Environmental Claim, Environmental Damages or Remediation obligation is expressly described on
SCHEDULE 11.4.

          (c) Following Closing, Buyer will (or will cause Company and Company Subsidiaries to), upon request, provide Seller, its Affiliates, attorneys, consultants and other representatives reasonable access during normal working hours to the books, records and personnel of Company or Company Subsidiaries relating to such assumed Remediation obligations and the related operations, facilities and properties of Company and Company Subsidiaries. Prior to disposing of any such books or records, Buyer will (or will cause Company to) give Seller a reasonable opportunity to take possession thereof.

          (d) Any claim for  indemnification  or other claim  arising under this
Section 11.4 shall be subject to the procedures set forth in Sections 13.3, 13.4, 13.5 and 13.6 (but not by any other provisions of Article 13).

     11.5 CASH SWEEP. In the ordinary course of business, all cash balances remaining in Company's bank accounts after the payment of obligations due are transferred each business day on a same day basis to Seller. Each such transfer of cash between Company and Seller is recorded as a receivable or payable, as applicable, on each entity's accounting records. Any cash balances remaining in Company's or Company's Subsidiaries' bank accounts, after the payment of normal obligations then due, on the last business day immediately preceding the Closing Date will be transferred on the Closing Date to an account designated by Seller. Deposits into such accounts of Company or Company Subsidiaries made on and after the Closing Date will not be transferred to Seller. In addition, any payable balance on the accounting records of Seller representing sweeps of cash from Company or Company Subsidiaries will be cleared on the last business day preceding Closing in the form of a dividend from Company to Seller and any cash that had previously been swept to Seller will remain with Seller.

     11.6 CONFIDENTIALITY.

          (a) "CONFIDENTIAL INFORMATION" means the following types of information concerning the Business and affairs of Company and the Company Subsidiaries to the extent that Company currently treats such information as proprietary and confidential in the ordinary course of business:

               (1) the Intellectual Property, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, Software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Business,

               (2)  any and all  information of Company  concerning the Business
                    (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), other than in connection with Seller's financial reporting, and

               (3) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information of Company included in the foregoing.

Information that is available to the public (other than as a result of any breach of this Agreement by Seller or its Affiliates) is not Confidential Information.

          (b) For a period of three years after the Closing, Seller and its Affiliates will keep confidential all of the Confidential Information, and refrain from using or disclosing any of the Confidential Information, except to the extent reasonably required in connection with the performance of any of its duties or enforcement of any of its rights under this Agreement or the Transition Services Agreement.

          (c) Seller agrees that the  provisions and  restrictions  contained in
Section 11.6(b) hereof are necessary to protect the legitimate continuing interests of Buyer in acquiring the Business and entering into this Agreement, that agreements contained in Section 11.6(b) have been specifically bargained for, that any violation or breach of such provisions and restrictions will result in irreparable injury to Buyer for which a remedy at law may be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer provide any bond or other security if such injunction or other relief is awarded after an evidentiary hearing at which Seller has the opportunity to be present and heard).

          (d) Notwithstanding the foregoing, if Seller is requested or required (in connection with any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of
Section 11.6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that Seller will use its best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer designates.

          (e) Effective upon the Closing, Seller shall assign to Buyer all of Seller's right, title and interest in and to any confidentiality agreements to which Seller or any of its agents is a party relating to the confidentiality of information of the Business or the hiring of employees of Company.

     11.7 NONCOMPETE; NONSOLICIT. (a) As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement, for a period of three years from the Closing Date, Seller will not directly or indirectly engage in, acquire, own or hold a business anywhere in the United States, Canada or Mexico that engages in the Business in competition with Company (the "SELLER RESTRICTED BUSINESS"), including as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. For the avoidance of doubt, it is agreed that Kentucky Ceramics, LLC (d/b/a
"Louisville Stoneware"), which is owned by family members of the Chairman of Seller's Board of Directors and trusts for their or his benefit, is not covered by this subsection (a).

          (b) Notwithstanding the foregoing subsection (a), Seller and its Subsidiaries shall not be precluded from directly or indirectly:

               (1) acquiring or owning interests in or securities of any person for passive investment purposes (whether or not such person is engaged in the Seller Restricted Business) to the extent that such ownership does not confer on Seller more than 10% of the equity or voting power of such person;

               (2) acquiring interests in or securities of any person as an investment by any pension fund or fund of any other benefit plan of Seller or its Subsidiaries, whether or not such person is engaged in the Seller Restricted Business;

               (3) acquiring interests in or securities of any person PROVIDED that not more than 35% of the consolidated revenues of such person (based on its consolidated revenues for its most recently completed fiscal year prior to the acquisition), were derived from engaging in the Seller Restricted Business;

               (4) engaging or proposing to engage in an acquisition of or by, or business combination transaction or other similar transaction with, another person (the "OTHER PARTY") or an acquisition of a portion of the equity or assets of an Other Party, including any such acquisition, combination or other similar transaction in which, after giving effect to the transaction, Seller, its Subsidiaries or the persons surviving or resulting from such acquisition, business combination or other similar transaction, as the case may be (the "SURVIVING ENTITY"), is engaged in the Seller Restricted Business, PROVIDED that, if more than 10% of the aggregated consolidated revenues of the Surviving Entity, calculated on a pro forma basis based on the respective aggregate consolidated revenues of each of the Seller Group and the Other Party (or the portion of the assets thereof subject to the transaction) in their respective most recently completed fiscal years prior to completion of such acquisition, business combination or other similar transaction, were derived, directly or indirectly, from the Seller Restricted Business and Seller is or controls the Surviving Entity, then Seller shall use its commercially reasonable efforts to, or to cause the Surviving Entity to, divest that portion of the business of the Surviving Entity which is primarily engaged in the Seller Restricted Business within 18 months of completion of such acquisition, business combination or other similar transaction, provided that no divestment is required to be made more than three years after the Closing Date.

          (c) For a period of 18 months from the Closing Date, except as otherwise agreed to in writing by Buyer, Seller agrees not to, and shall not cause or permit any of Seller's Subsidiaries to directly or indirectly (i) solicit for employment any employee of Buyer or Company or (ii) induce or attempt to induce any customer or supplier of Buyer or Company to cease doing business with Buyer or Company; PROVIDED that solicitations through newspapers of general circulation or similar means not targeted by Seller at the employees of Buyer or Company shall not be deemed to be a breach of this subsection.

          (d) The parties  intend that each of the  covenants  contained in this
Section 11.7 shall be construed as a series of separate covenants, one for each state of the United States, each county of each state of the United States and each province of Canada and Mexico. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections of this Section 11.7. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in these subsections, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 11.7 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any other of said covenants or provisions or of any other obligation of Seller or Buyer hereunder, and the existence of any claim or cause of action of Seller or Buyer against the other whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Seller or Buyer of any of said covenants.

          (e) It is understood and agreed that damages will be an inadequate remedy in the event of a breach or intended or threatened breach by Seller of any of the covenants of Seller in this Section 11.7, and that any such breach will cause Buyer irreparable injury and damage. Accordingly, Seller agrees that Buyer shall be entitled, without waiving any additional rights or remedies otherwise available to Buyer, to injunctive and other such equitable relief in the event of a breach or intended or threatened breach of any of said covenants by Seller (without any requirement that Buyer provide any bond or other security if such injunction or other relief is awarded after an evidentiary hearing at which Seller has the opportunity to be present and heard).

          (f) In addition, if (A) any third party (i) acquires 40% or more of the voting securities of Seller, including by way of share purchase, exchange offer, merger, other business combination or other similar transaction with Seller, (ii) acquires all or substantially all of the assets of Seller or (iii) otherwise acquires "control" of Seller, or (B) if any other merger, business combination or other transaction occurs as a result of which (i) the holders of the outstanding capital stock of Seller immediately prior to such transaction beneficially own, after giving effect to such transaction, 60% or less of the outstanding equity securities of the Surviving Entity of such transaction (whether Seller, such other person party to such transaction or the person surviving or resulting from such transaction) or (ii) the individuals who, prior to the initiation of such transaction, constituted the board of directors of Seller cease for any reason to constitute at least a majority of the board of directors of the Surviving Entity of such transaction, then nothing contained in this Section 11.7 shall be a limitation on any activities of such third party or the Surviving Entity of such transaction or any entity directly or indirectly controlled by, controlling or under common control with, such third party or Surviving Entity.

     11.8 LITIGATION SUPPORT. In the event and for so long as Buyer or Company is actively contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving Company, Seller will reasonably cooperate in the contest or defense, and provide testimony, if necessary in connection with the contest or defense, all at the sole cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor under Article 13).

     11.9 INSURANCE. Following the Closing, any claims or other matters involving insurance policies procured by Seller and insuring Company, Company Subsidiaries or their respective operations, assets, directors, officers and employees, and any proceeds of such insurance policies, will be handled as set forth in Schedule 11.9, all of which is incorporated herein by reference.

                                   ARTICLE 12
                           EMPLOYEE MATTERS COVENANTS

     12.1 GENERAL.

          (a) The provisions of this Article 12 are solely for the benefit of the parties to this Agreement. No employee or former employee of Company or a Company Subsidiary or any other individual shall be a third party beneficiary of the provisions of this Article 12.

          (b) From and after the Closing and until December 31, 2006, Buyer shall provide compensation and employee benefits to the continuing employees of Company and the Company Subsidiaries and to the former employees of Company and the Company Subsidiaries (such employees and former employees, the "EMPLOYEE BENEFICIARIES") that, in the aggregate, are no less favorable for each Employee Beneficiary than those provided to such individual immediately prior to the Closing.

          (c) From and after the Closing, Buyer shall cause Company, Company Subsidiaries and their respective successors and assigns to honor all Company Plans, subject to the right to amend, modify, alter or terminate any Company Plan to the extent the terms of such Plan permit such action, except to the extent any such action is contrary to any other provisions of this Article 12, and provided that if any such action is effective prior to December 31, 2006, Buyer must remain in compliance with Section 12.1(b) above.

          (d) For all purposes under the employee benefit plans, practices or arrangements of Buyer and its Affiliates providing benefits to any Employee Beneficiary after the Closing Date, each Employee Beneficiary shall be credited with all years of service for which such Employee Beneficiary was credited before the Closing Date under any similar employee benefit plans, practices or arrangements of Seller and its Affiliates, except for purposes of benefit accrual under any final average pay defined benefit plan; provided, however, that notwithstanding the fact that Seller and its Affiliates do not maintain a severance program, each Company employee shall be credited with all years of service to Company and its Affiliates (and their respective predecessors) for all purposes under any severance plan or program of Buyer and its Affiliates.

     12.2 WELFARE PLANS.

          (a) The participation by Employee Beneficiaries in Welfare Plans maintained by Seller and its Affiliates (excluding for this purpose Company and Company Subsidiaries) shall cease at the Closing. Buyer shall permit each Employee Beneficiary to enroll as of the Closing in Welfare Plans sponsored by Buyer and its Affiliates (including for this purpose Company and Company Subsidiaries) that are substantially similar to the Welfare Plans applicable to such Employee Beneficiaries immediately prior to the Closing. With respect to such coverage of Employee Beneficiaries under the Welfare Plans of Buyer and its
Affiliates:

               (1) limitations on benefits due to pre-existing conditions shall be waived for any Employee Beneficiary enrolled in any Welfare Plan maintained by Seller and its Affiliates as of the Closing Date,

               (2) any out-of-pocket annual maximums and deductibles taken into account under Welfare Plans maintained by Seller and its Affiliates for any Employee Beneficiary in the calendar year which contains the Closing Date shall be credited under the Welfare Plans of Buyer and its Affiliates for the same calendar year, and

               (3) with respect to aggregate lifetime maximum benefits available under Welfare Plans of Buyer and its Affiliates, an Employee Beneficiary's prior claim experience under Welfare Plans maintained by Seller and its Affiliates will not be taken into account.

          (b) Except as otherwise provided in this Article 12 with respect to specific benefits or Plans, after the Closing:

               (1)  Seller  and  its  Affiliates  (excluding  for  this  purpose
                    Company   and   Company   Subsidiaries)   shall  be   solely
                    responsible for:

                    (A) claims for Welfare Benefits that are incurred by or with respect to any Employee Beneficiary before the Closing Date; and

                    (B) claims relating to COBRA Coverage attributable to "qualifying events" with respect to any Employee Beneficiary and his or her beneficiaries and dependents that occur before the Closing Date; and

               (2) Buyer and its Affiliates (including for this purpose Company and Company Subsidiaries) shall be solely responsible for:

                    (A) claims for Welfare Benefits that are incurred by or with respect to any Employee Beneficiary on or after the Closing Date, and

                    (B) claims relating to COBRA Coverage attributable to "qualifying events" with respect to any Employee Beneficiary and his or her beneficiaries and dependents that occur on or after the Closing Date.

               (3) For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose.

          (c) Notwithstanding anything herein to the contrary, if any Company employee covered by Seller's Short Term Disability Plan has become disabled (within the meaning of such plan) prior to the Closing Date, any short-term disability salary continuation income benefits relating to such disability shall be the sole responsibility of Seller, whether payable before or after the Closing Date. Seller's Long Term Disability Plan shall be responsible for any Company employee covered by Seller's Long Term Disability Plan who has become disabled (within the meaning of such plan) prior to Closing but has not qualified for benefits because the elimination period has not then expired, subject to the elimination period requirement being met after Closing.

          (d) From and after the Closing Date, Buyer, through Company and the Company Subsidiaries, shall honor all vacation days of Company employees that accrued prior to the Closing Date and that remain outstanding as of the Closing Date.

          (e) The amount in each Company employee's account under Seller's Dependent Care Assistance Plan (which is part of Seller's Cafeteria Plan) as of the Closing Date will be transferred by Seller as soon as practicable after Closing to a plan to be set up by Company (or by Buyer or one of its Affiliates for the benefit of Company employees) that provides equivalent or better benefits to Company employees than Seller's Dependent Care Assistance Plan.

          (f) Subject to applicable Law, Seller shall cooperate and use its reasonable best efforts in assisting Buyer's efforts to transition the employees and Plans including providing access and making available to Buyer employee records and benefit information necessary for Buyer to fulfill its obligations under this Article 12, but such cooperation shall not require Seller to incur out-of-pocket costs unless Buyer agrees to reimburse Seller therefor.

     12.3 SEVERANCE BENEFIT. Buyer and its Affiliates shall provide each Company employee whose employment is terminated in a Qualifying Termination during the period from the Closing Date through the first anniversary of the Closing Date a payment of no less than the product of

               (1)  such employee's weekly rate of base pay, multiplied by

               (2)  the greater of

                    (A)  8, or

                    (B)  such  employee's  years of service with Company and its
                         Affiliates    (including   service   with   predecessor
                         entities) multiplied by two, but not more than 52,

as well as welfare benefits continuation (at no cost to the employee) for a period of weeks not less than the multiple determined in clause (2) above. The benefits described in this Section 12.3 are contingent on Company employee's signing a release agreement provided by Company. Payments will be made on a semi-monthly basis in Company's normal payroll cycle and will be subject to all applicable tax withholdings. This Section 12.3 does not apply with respect to
(i) any Company employee with whom Company has entered into a retention agreement or other agreement providing for severance pay in an amount equal to or greater than determined under this subsection, or (ii) any Company employee covered by a collective bargaining agreement.

     12.4 OMNIBUS COMPENSATION PLANS. Outstanding equity awards to Company employees under Seller's Omnibus Compensation Plan and Seller's 2004 Omnibus Compensation Plan will be honored by Seller in accordance with the terms of such awards.

                                   ARTICLE 13
                                INDEMNIFICATION

     13.1 SURVIVAL.

          (a) All representations and warranties of Buyer and Seller contained herein shall survive the Closing for a period of 18 months following the Closing, provided that the representations and warranties set forth in Section
5.19 (Tax Matters) shall survive the Closing until six months after the expiration of the state and federal statute of limitations applicable to the matters covered thereby. The covenants and agreements of Seller or Buyer contained in this Agreement shall survive, if at all, until, by their respective terms, they are no longer effective (together with the dates in the preceding sentence, each is referred to herein as a "SURVIVAL DATE").

          (b) In all instances with respect to any specific representation or warranty under which an Indemnified Party shall have delivered a notice of a claim prior to the Survival Date applicable to such representation or warranty and as to which such claim has not been completely and finally resolved prior to such termination date, such representation or warranty shall survive for purposes of such claim for the period of time beyond such termination date sufficient to resolve, completely and finally, the claim relating to such representation or warranty in accordance with this Agreement. Except as otherwise provided herein, the parties agree that no claims or causes of action may be brought against Seller or Buyer based upon the representations and warranties contained in this Agreement after the applicable Survival Date.

     13.2 INDEMNIFICATION.

          (a) Seller shall indemnify, defend and save the Buyer Parties harmless from, against, for and in respect of any damages, losses, obligations, liabilities, claims and expenses (including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "LOSSES") sustained or suffered by any of the Buyer Parties, whether or not arising out of third party claims, arising from (i) a breach, misrepresentation or inaccuracy of any representation or warranty of Seller contained in this Agreement or in the certificate to be delivered by Seller pursuant to Section 3.3(a) of this Agreement, and (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement, including any agreement of Seller to indemnify Buyer with respect to specific matters contained elsewhere in this Agreement ("BUYER DAMAGES"). Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether Seller is obligated to provide indemnification under Article 13 of this Agreement and for purposes of determining the amount of Buyer Damages to which such indemnification applies, each representation and warranty in this Agreement

               (1)  (except Section 5.6(b), and

               (2) except Section 5.9(a), clauses (a), (e) and (f) of Section 5.10, Section 5.15(a), Section 5.16, Section 5.17(b) and the first sentence of Section 5.17(d), PROVIDED that Seller's failure to list an item on the Disclosure Schedule, when listing is required pursuant to such provisions (taking into account the term "material" or "material adverse effect" or similar phrases), shall not prevent other representations and warranties made by Seller with respect to such item from applying to all such items that should have been listed pursuant to such provisions (taking into account the term "material" or "material adverse effect" or similar phrases)

and in the certificate to be delivered pursuant to Section 3.3(a) of this Agreement shall be read without regard and without giving effect to the term
"material" or "material adverse effect" or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word(s) were deleted from such representation and warranty).

          (b) Notwithstanding anything contained herein to the contrary, the following limitations shall apply with reference to any indemnification claim against Seller under Sections 13.2(a) or 11.3(c)(3) with respect to an alleged breach of any representations or warranties:

               (1) No indemnification claim shall be brought against Seller unless Buyer, at any time prior to the applicable Survival Date, gives Seller written notice, with reasonable specificity, of the existence of any such indemnification claim. Subject to the procedures with respect to Claims under Section 13.3 hereof which shall in all events govern third party claims (or Section 11.3(j) in the case of Taxes), if such written notice (or an amended notice) states the amount of Buyer Damages claimed and Seller notifies Buyer that Seller does not dispute the claim described in such notice or fails to notify Buyer within 60 days after receipt of such notice by Seller whether Seller disputes the claim described in such notice, Seller shall be responsible for the payment of such Buyer Damages to the Buyer Party. If Seller has timely disputed Seller's liability with respect to such claim by delivery of notice in accordance with this section, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute. Any written notice delivered by Seller to Buyer for purposes of disputing a claim for Buyer Damages shall, to the extent practicable, provide an explanation with reasonable specificity for any objection to the matters set forth in Buyer's notice and the portion of the claim (if less than all) which is the subject of the dispute notice.

               (2) No indemnification shall be made under Sections 13.2(a)(i) or 11.3(c)(3) by Seller (i) for any individual item or group of substantially similar items where the Loss or Tax relating thereto is less than $200,000 (the "BASKET") and such items shall not be aggregated for purposes of determining whether the Threshold Amount has been exceeded pursuant to Section 13.2(b)(2)(ii), and (ii) unless and until the aggregate amount of the Losses and Taxes suffered by the Buyer Parties exceeds 2% of the Purchase Price (the "THRESHOLD AMOUNT"), and then only to the extent of any such excess.

               (3) The amount of Loss or Tax suffered by the Buyer Parties shall be determined after offsetting the amount of any applicable reserve or allowance included in the Financial Statements, and any Tax Benefit, insurance proceeds or third party indemnification received.

               (4) The amount of Losses or Taxes from a matter shall be reduced to the extent such matter is reflected in the final determination of the Adjustment Amount pursuant to Article 2.

               (5) Seller's liability for all such indemnification claims shall in no event exceed 10% of the Purchase Price (the "CAP AMOUNT"), except in the event that such obligation to indemnify arises from fraud by Seller.

          (c) Seller will pay the amount of any Buyer Damages to the Buyer Party within ten days following the determination of Seller's liability for and the amount of such Buyer

Damages (whether such determination is made pursuant to the procedures set forth in this Article 13, by agreement between Buyer and Seller, by arbitration award or by final adjudication in accordance with the terms of this Agreement). Seller agrees that if, following the Closing, any payment is made by Seller in respect of any Buyer Damages, (i) Seller shall have no rights against Company or any Company Subsidiary arising out of any pre-Closing action or omission, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such payment, and shall not take any action against Company or any Company Subsidiary with respect thereto, and (ii) any rights with respect to any such payment that Seller may, by operation of law or otherwise, have against Company or any Company Subsidiary arising out of any pre-Closing action or omission shall, effective at the time of the Closing, be deemed hereby to be expressly and knowingly waived.

          (d) Buyer shall indemnify, defend and save the Seller Parties harmless from, against, for and in respect of any Losses sustained or suffered by any of the Seller Parties ("SELLER PARTIES") and arising from (i) a breach, misrepresentation or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in the certificate to be delivered by Buyer pursuant to Section 3.4(a), and (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement, including any agreement of Buyer to indemnify Seller with respect to specific matters contained elsewhere in this Agreement.

          (e) Notwithstanding anything contained herein to the contrary, the following limitations shall apply with reference to any indemnification claim against Buyer under Section 13.2(d) with respect to an alleged breach of any representations or warranties:

               (1) No indemnification claim shall be brought against Buyer unless Seller, at any time prior to the applicable Survival Date, gives Buyer written notice, with reasonable specificity, of the existence of any such indemnification claim. Subject to the procedures with respect to Claims under Section 13.3 hereof which shall in all events govern third party claims, if such written notice (or an amended notice) states the amount of Seller Damages claimed and Buyer notifies Seller that Buyer does not dispute the claim described in such notice or fails to notify Seller within 60 days after receipt of such notice by Buyer whether Buyer disputes the claim described in such notice, Buyer shall be responsible for the payment of such Seller Damages to the Seller Party. If Buyer has timely disputed its liability with respect to such claim by delivery of a notice Seller and Buyer will proceed in good faith to negotiate a resolution of such dispute. Any written notice delivered by Buyer to Seller for purposes of disputing a claim for Seller Damages shall, to the extent practicable, provide an explanation with reasonable specificity for any objection to the matters set forth in the Seller notice and the portion of the claim (if less than all) which is the subject of the dispute notice.

               (2) No indemnification shall be made under Section 13.2(d)(i) by Buyer (i) for any individual item where the Loss relating thereto is less than the Basket and such items shall not be aggregated for purposes of determining whether the Threshold Amount has been exceeded pursuant to Section 13.2(e)(2)(ii), and (ii) unless and until the aggregate amount of the Losses suffered by the Seller Parties exceeds the Threshold Amount, and then only to the extent of any such excess.

               (3) Buyer's liability for all such indemnification claims shall in no event exceed the Cap Amount, except in the event that such obligation to indemnify arises from fraud by Buyer.

          (f) Buyer will pay the amount of any Seller Damages to Seller on behalf of the Seller Parties within ten days following the determination of
Buyer's liability for and the amount of Seller Damages (whether such determination is made pursuant to the procedures set forth in this Article 13, by agreement between Buyer and Seller, by arbitration award or by final adjudication in accordance with the terms of this Agreement).

     13.3 THIRD PARTY CLAIMS. With respect to any claim for indemnification resulting from the assertion of liability by third parties (a "CLAIM"), the obligations and liabilities of the party allegedly responsible for indemnification (the "INDEMNIFYING PARTY") hereunder with respect to the Claim by the party allegedly entitled to indemnity (the "INDEMNIFIED PARTY") shall be subject to the following terms and conditions:

          (a) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any assertion of liability by a third party which might give rise to a Claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 13.2 hereof, stating the nature and basis of said assertion and the amount thereof, to the extent known.

          (b) If any Proceeding is brought against the Indemnified Party, with respect to which the Indemnifying Party may have liability under the indemnity agreement contained in Section 13.2 hereof, the Proceeding shall, upon the written agreement of the Indemnifying Party, be defended (including all Proceedings on appeal or for review which counsel for the defendant shall deem appropriate) by the Indemnifying Party. The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless

               (1) the employment of such counsel shall have been specifically authorized by the Indemnifying Party in connection with the defense of such Proceeding,

               (2) the Indemnifying Party shall not have agreed, within 30 days after the notice to it provided in subsection (a) above, to assume the defense of such Proceeding, or

               (3) the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be defenses available to it which conflict with those available to the Indemnifying Party;

in any of which events (A) that portion of such reasonable fees and expenses reasonably related to matters covered by the indemnity agreement contained in
Section 13.2 hereof shall be borne by the Indemnifying Party, and (B) the Indemnifying Party shall not be responsible for the fees and expenses of more than one counsel for the Indemnified Party. The Indemnified Party shall be kept reasonably informed of such Proceeding at all stages thereof whether or not it is so represented. The Indemnified Party shall make available to the Indemnifying Party and its attorneys, accountants and other representatives all books and records of the Indemnified Party relating to such Proceedings and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Proceeding.

          (c) The Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent may not be unreasonably withheld, delayed or conditioned, provided, however, that the Indemnified Party's consent shall not be required if the settlement involves only payment of money and the settlement includes a full written release of liability of the Indemnified Party with respect to such suit, proceeding or claim. If an Indemnified Party does not consent to a settlement proposed by the Indemnifying Party and accepted by the adverse third party that involves only the payment of money by, or other consideration from, the Indemnifying Party, the liability of the Indemnifying Party shall be limited to the amount that would have been paid in such settlement. The Indemnified Party shall not settle any claim for which it seeks indemnification without the prior written consent of the Indemnifying Party, which consent may be withheld in the sole and absolute discretion of the Indemnifying Party.

          (d) Buyer shall not be deemed to have notice of any claim or breach by Seller of any representation, warranty, covenant or agreement under this Agreement by virtue of knowledge acquired on or prior to the Closing Date by an employee of Company.

     13.4 REMEDIES EXCLUSIVE. If the Closing occurs, the remedies provided for in this Article 13 shall be the exclusive remedies available to a party arising out of an alleged breach of a representation, warranty, covenant or agreement made in this Agreement; PROVIDED, HOWEVER, that any indemnification matters relating to Taxes, including any indemnification matters relating to any breach of any representation or warranty contained in Section 5.19 (Tax Matters), shall instead be governed exclusively by Section 11.3 and by such specific portions of this Article 13 as are incorporated by Section 11.3(l). Neither party will be liable for special, incidental, consequential, punitive, exemplary or similar damages arising from a breach of this Agreement, except to the extent, and subject to the limitations on indemnification set forth in this Article 13, such party actually paid to a third party any such damages in respect of a matter for which such party is entitled to indemnification under Section 13.2(a) or 13.2(d), as the case may be.

     13.5 RECOVERIES. If an Indemnified Party subsequently receives payment (including proceeds of insurance, third party indemnification, payments on accounts receivable and Tax Benefits) with respect to a matter for which it has been fully indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay the amount of such payment, up to the indemnification received, to the Indemnifying Party. Such Indemnified Party shall be obligated to use commercially reasonable efforts to seek any such payments to which it may be entitled.


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

     13.6 CHARACTERIZATION. Any amounts paid by an Indemnifying Party to an Indemnified Party pursuant to this Article 13 or Section 11.3 shall be treated for all Tax purposes as adjustments to the Purchase Price.

                                   ARTICLE 14
                                 MISCELLANEOUS

     14.1 EXPENSES. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

     14.2 BINDING EFFECT. This Agreement shall become binding and effective when executed by Buyer and by Seller. This Agreement shall not be assignable by either Buyer or Seller without the prior written consent of the other, except that without relieving a party of any of its obligations under this Agreement, either party may assign this Agreement to any of its wholly-owned subsidiaries. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, legal representatives and permitted assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein shall be for the benefit of, or create any third party beneficiary rights in, any Person not a party to this Agreement (other than the Seller Parties and the Buyer Parties to the extent expressly provided in Article 13).

     14.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (including the Schedules and Exhibits attached hereto) and the Confidentiality Agreement contain the entire understanding of the parties with respect to their subject matter. The making, execution and delivery of this Agreement by the parties have not been induced by any representations, warranties, statements or agreements other than those expressed in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof except for the Confidentiality Agreement. This Agreement may be amended only by a written instrument duly executed by the parties.

     14.4 NOTICES. All notices or other communications hereunder shall be in writing and shall be delivered by hand or sent by facsimile transmission or sent, postage prepaid, by registered, certified or express mail, return receipt requested, or by reputable overnight courier service, as follows:

     if to Seller:       General Counsel
                         Brown-Forman Corporation
                         850 Dixie Highway
                         Louisville, Kentucky  40210
                         fax: 502-774-7188


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

     with copies to      Ernest W. Williams
     (which shall not    Ogden Newell & Welch PLLC
     constitute notice   1700 PNC Plaza, 500 West Jefferson Street
     to Seller):         Louisville, Kentucky  40202-2874
                         fax: 502-581-9564

                         and

                         Andrew R. Brownstein
                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York  10021
                         fax: 212-403-2000

     if to Buyer:        Department 56, Inc.
                         One Village Place
                         6436 City West Parkway
                         Eden Prairie, MN 55344
                         Attention: Chief Financial Officer
                         fax: 952-943-4490

     with a copy to      Dorsey & Whitney LLP
     (which shall not    50 South Sixth Street
     constitute notice   Minneapolis, Minnesota  55402
     to Buyer):          fax: 612-340-7800
                         Attention: Robert A. Rosenbaum

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed effective on the earlier of the date of receipt (or, if received on a non-business day, on the first business day after the date of receipt) or, if sent by registered, certified or express mail, on the fifth calendar day after such mailing.

     14.5 COUNTERPARTS. This Agreement may be signed by each party upon a separate copy or separate signature page, and any combination of separate copies signed by all parties or including signature pages so signed will constitute a single counterpart of this Agreement. This Agreement may be signed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. It will not be necessary, in proving this Agreement in any proceeding, to produce or account for more than one counterpart of this Agreement. This Agreement will become effective when one or more counterparts have been signed by each party, and delivered to the other party. Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to the other party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).


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

     14.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

     14.7 JURISDICTION. Each party irrevocably submits to the jurisdiction of the courts of the State of Delaware in connection with any legal proceeding arising out of or relating hereto or the transactions contemplated hereby, and hereby irrevocably agrees that all claims in respect of such legal proceeding shall be heard and determined in such state or federal court. Each party irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any legal proceeding arising out of or relating hereto or the transactions contemplated thereby in the courts of Delaware and the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party further agrees, to the fullest extent permitted by law, that a final and non-appealable judgment against it in any legal proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each party agrees that service of process, summons, notice or document by U.S. registered mail to such person's respective notice address determined in accordance with
Section 14.4 herein shall be effective service of process for any legal proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 14.7.

     14.8 WAIVERS. Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any condition to a party's obligations under this Agreement may be waived only in writing by such party.

                              [signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered effective as of the date first above written.

                                  BROWN-FORMAN CORPORATION


                                  By: /s/ Phoebe A. Wood
                                  ----------------------------------------------
                                  Name:   Phoebe A. Wood
                                  Title:  Executive Vice President and Chief
                                          Financial Officer


                                  DEPARTMENT 56, INC.


                                  By: /s/ Susan E. Engel
                                  ----------------------------------------------
                                  Name:   Susan E. Engel
                                  Title:  Chief Executive Officer


                                       60